THIRD AMENDED AND RESTATED
                                CREDIT AGREEMENT


                                  By and Among

                              STARTER CORPORATION,

                               STARTER GALT, INC.,

                    BANKBOSTON, N.A. AS ADMINISTRATIVE AGENT

                      CITIBANK, N.A. AS SYNDICATION AGENT,

                                       AND

            THE OTHER LENDERS WHICH ARE OR MAY BECOME PARTIES HERETO

                                      WITH

                     BANCBOSTON SECURITIES, INC. AS ARRANGER

                           Dated: as of March 31, 1998
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                              TABLE OF CONTENTS

ss.1.  DEFINITIONS AND RULES OF INTERPRETATION.........................1
      ss.1.1.  Definitions.............................................1
      ss.1.2.  Rules of Interpretation.................................2
ss.2.  THE REVOLVING CREDIT FACILITY...................................2
      ss.2.1.  Commitment to Lend......................................2
      ss.2.2.  Facility Fee............................................2
      ss.2.3.  Voluntary Reduction of Total Commitment.................2
      ss.2.4.  The Notes...............................................3
      ss.2.5.  Interest on Loans. Except as otherwise
               provided inss.5.10,.....................................3
      ss.2.6.  Requests for Loans......................................3
      ss.2.7.  Conversion Options......................................4
      ss.2.8.  Funds for Loans.........................................4
      ss.2.9.  Change in Borrowing Base................................5
      ss.2.10. Settlement; Application of Repayments
               of Revolving Credit Loans...............................5
      ss.2.11. Operating Accounts......................................7
ss.3.  REPAYMENT OF THE REVOLVING CREDIT LOANS.........................7
      ss.3.1.  Maturity................................................7
      ss.3.2.  Mandatory Repayments of Loans.  ........................7
      ss.3.3.  Optional Repayments of Loans............................8
ss.4.  LETTERS OF CREDIT...............................................9
      ss.4.1.  Letter of Credit Facility...............................9
      ss.4.2.  [INTENTIONALLY OMITTED].................................10
      ss.4.3.  Reimbursement Obligation of the Borrowers...............10
      ss.4.4.  Letter of Credit Payments...............................11
      ss.4.5.  Obligations Absolute....................................12
      ss.4.6.  Reliance by Issuer......................................12
      ss.4.7.  Letter of Credit Fees...................................13
      ss.4.8.  Existing Letters of Credit..............................13
ss.5.  CERTAIN GENERAL PROVISIONS......................................13
      ss.5.1.  Certain Fees............................................14
      ss.5.2.  Funds for Payments......................................14
      ss.5.3.  Computations............................................14
      ss.5.4.  Inability to Determine LIBOR Rate.......................14
      ss.5.5.  Illegality..............................................15
      ss.5.6.  Additional Costs, Etc...................................15
      ss.5.7.  Capital Adequacy........................................16
      ss.5.8.  Certificate.............................................17
      ss.5.9.  Indemnity...............................................17
      ss.5.10. Interest After Default..................................17
      ss.5.11. Concerning Joint and Several Liability
               of the Borrower.s.......................................17
      ss.5.12. Interest................................................19
ss.6.  COLLATERAL SECURITY.............................................19
ss.7.  REPRESENTATIONS AND WARRANTIES..................................19
      ss.7.1.  Corporate Authority; Ownership..........................19
      ss.7.2.  No Business Activity; Subsidiaries......................20
      ss.7.3.  Governmental Approvals..................................20
      ss.7.4.  Title to Properties; Leases.............................21
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                                      -ii-

      ss.7.5.  Financial Statements....................................21
      ss.7.6.  No Material Changes, Etc................................21
      ss.7.7.  Franchises, Patents, Copyrights, Etc....................21
      ss.7.8.  Litigation..............................................22
      ss.7.9.  No Materially Adverse Contracts, Etc....................22
      ss.7.10. Compliance with Other Instruments, Laws, Etc............22
      ss.7.11. Tax Status..............................................22
      ss.7.12. No Event of Default.....................................22
      ss.7.13. Holding Company and Investment Company Acts.............23
      ss.7.14. Absence of Financing Statements, Etc....................23
      ss.7.15. Perfection of Security Interest.........................23
      ss.7.16. Certain Transactions....................................23
      ss.7.17. Employee Benefit Plans..................................23
      ss.7.18. Regulations U and X.....................................24
      ss.7.19. Environmental Compliance................................24
      ss.7.20. Fiscal Year.............................................26
      ss.7.21. Other Representations...................................26
      ss.7.22. Bank Accounts...........................................26
      ss.7.23. Solvency................................................26
      ss.7.24. Year 2000 Problem.......................................26
      ss.7.25. Full Disclosure.........................................27
ss.8.  AFFIRMATIVE COVENANTS OF THE BORROWERS..........................27
      ss.8.1.  Punctual Payment........................................27
      ss.8.2.  Maintenance of Office...................................27
      ss.8.3.  Records and Accounts....................................27
      ss.8.4.  Financial Statements, Certificates and Information......27
      ss.8.5.  Notices.................................................29
      ss.8.6.  Corporate Existence; Maintenance of Properties..........31
      ss.8.7.  Insurance...............................................31
      ss.8.8.  Taxes...................................................31
      ss.8.9.  Inspection of Properties and Books, Etc.................32
      ss.8.10. Compliance with Laws, Contracts, Licenses, and Permits..33
      ss.8.11. Employee Benefit Plans..................................34
      ss.8.12. Use of Proceeds.........................................34
      ss.8.13. Business................................................34
      ss.8.14. Further Assurances......................................34
      ss.8.15. Payment of Wages........................................34
      ss.8.16. Cash Management System..................................34
      ss.8.17. Bank Accounts...........................................34
      ss.8.18. Lender Meeting..........................................35
      ss.8.19. Interest Rate Protection Arrangements...................35
      ss.8.20. Auditor's Opinion.  ....................................35
      ss.8.21. Consulting Arrangements.  ..............................35
      ss.8.22. Subordination Agreement.  ..............................35
ss.9.  CERTAIN NEGATIVE COVENANTS OF THE BORROWERS.....................35
      ss.9.1.  Restrictions on Indebtedness............................35
      ss.9.2.  Restrictions on Liens...................................36
      ss.9.3.  Restrictions on Investments.............................37
      ss.9.4.  Distributions...........................................38
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                                     -iii-

      ss.9.5.  Merger, Consolidation and Disposition of Assets.........38
      ss.9.6.  Sale and Leaseback......................................39
      ss.9.7.  Business................................................39
      ss.9.8.  Compliance with Environmental Laws......................39
      ss.9.9.  Employee Benefit Plans..................................39
      ss.9.10. Additional Shares.......................................40
      ss.9.11. Change of Fiscal Year...................................40
      ss.9.12. Total Commitment Amount.................................40
      ss.9.13. Accounting Practices....................................40
      ss.9.14. Limitation on Other Restrictions on Amendment of Loan
               Documents...............................................40
ss.10.  FINANCIAL COVENANTS OF THE BORROWERS...........................40
      ss.10.1.  Fixed Charge Coverage Ratio............................40
      ss.10.2.  Consolidated Net Worth.................................40
ss.11.  CONDITIONS TO EFFECTIVE DATE...................................41
      ss.11.1.  Loan Documents.........................................41
      ss.11.2.  Certified Copies of Charter Documents..................41
      ss.11.3.  Corporate Action.......................................41
      ss.11.4.  Incumbency Certificates................................41
      ss.11.5.  Legality of Transactions...............................41
      ss.11.6.  Validity of Liens......................................41
      ss.11.7.  UCC Search Results.....................................42
      ss.11.8.  Certificates of Insurance..............................42
      ss.11.9.  Proceedings and Documents..............................42
      ss.11.10. Borrowers' Condition...................................42
      ss.11.11. Opinion of Counsel.....................................42
      ss.11.12. Payment of Arranger's and Administrative Agent's Fees..42
      ss.11.13. Consulting Arrangements................................42
      ss.11.14. Projections............................................43
      ss.11.15. Cash Management System.................................43
      ss.11.16. Borrowing Base Report..................................43
      ss.11.17. Accounts Receivable Aging Report.......................43
      ss.11.18. Field Exams............................................43
      ss.11.19. Material Licensing Agreements; Licensor Consents.......43
      ss.11.20. Leases; Lessor Agreements..............................43
      ss.11.21. Consents...............................................43
ss.12.  CONDITIONS TO ALL BORROWINGS...................................44
      ss.12.1.  Representations True; No Event of Default..............44
      ss.12.2.  No Legal Impediment....................................44
      ss.12.3.  Governmental Regulation................................44
      ss.12.4.  Proceedings and Documents..............................44
      ss.12.5.  Borrowing Base Report..................................44
ss.13.  EVENTS OF DEFAULT; ACCELERATION; ETC...........................44
      ss.13.1.  Events of Default and Acceleration.....................44
      ss.13.2.  Termination of Commitments.............................48
      ss.13.3.  Remedies...............................................48
      ss.13.4.  Distribution of Collateral Proceeds....................48
ss.14.  SETOFF.........................................................49
ss.15.  THE AGENTS.....................................................50
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                                      -iv-

      ss.15.1.  Authorization..........................................50
      ss.15.2.  Employees and Agents...................................50
      ss.15.3.  No Liability...........................................50
      ss.15.4.  No Representations.....................................50
      ss.15.5.  Payments...............................................51
      ss.15.6.  Holders of Notes.......................................52
      ss.15.7.  Indemnity..............................................52
      ss.15.8.  Agents as Lenders......................................52
      ss.15.9.  Resignation............................................52
      ss.15.10. Notification of Defaults and Events of Default.........53
      ss.15.11. Duties in the Case of Enforcement......................53
ss.16.  EXPENSES.......................................................53
ss.17.  INDEMNIFICATION................................................54
ss.18.  SURVIVAL OF COVENANTS, ETC.....................................55
ss.19.  ASSIGNMENT AND PARTICIPATION...................................55
      ss.19.1.  Conditions to Assignment by Lenders....................55
      ss.19.2.  Certain Representations and Warranties; Limitations;
                Covenants..............................................56
      ss.19.3.  Register...............................................56
      ss.19.4.  New Notes..............................................57
      ss.19.5.  Participations.........................................57
      ss.19.6.  Disclosure.............................................58
      ss.19.7.  Assignee or Participant Affiliated with the Borrowers..58
      ss.19.8.  Miscellaneous Assignment Provisions....................58
      ss.19.9.  Assignment by Borrowers................................59
ss.20.  NOTICES, ETC...................................................59
ss.21.  GOVERNING LAW..................................................59
ss.22.  HEADINGS.......................................................60
ss.23.  COUNTERPARTS...................................................60
ss.24.  ENTIRE AGREEMENT, ETC..........................................60
ss.25.  WAIVER OF JURY TRIAL...........................................60
ss.26.  CONSENTS, AMENDMENTS, WAIVERS, ETC.............................60
ss.27.  SEVERABILITY...................................................61
ss.28.  LIMITATION OF LIABILITY........................................62
ss.29.  COMMERCIAL TRANSACTION; PREJUDGMENT REMEDY WAIVER..............62
ss.30.  EFFECTIVE DATE.................................................62
ss.31.  MARSHALLING....................................................62
ss.32.  CONSENT TO JURISDICTION, CONSULTATION WITH COUNSEL.............63
ss.33.  TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.  ...............63
        33.1.  Sharing of Information with Section 20 Subsidiary.  ....63
        33.2.  Confidentiality.  ......................................63
        33.3.  Prior Notification.  ...................................64
        33.4.  Other.  ................................................64
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                                      -v-


                                   EXHIBITS

Exhibit A    - Form of Note
Exhibit B    - Form of Compliance Certificate
Exhibit C    - Form of Assignment and Acceptance
Exhibit D    - Loan Request
Exhibit E    - Borrowing Base Report


                                  SCHEDULES

Schedule 1   - Lending Institutions
Schedule 2   - Definitions and Rules of Interpretation
Schedule 4.8 - Existing Letters of Credit
Schedule 7.2 - Ownership Interests
Schedule 7.4 - Owned Assets not listed on Balance Sheet
Schedule 7.8 - Litigation
Schedule 7.16- Permitted Transactions
Schedule 7.22- Bank Accounts
Schedule 9.1 - Permitted Indebtedness
Schedule 9.2 - Permitted Liens
Schedule 9.3 - Permitted Investments

                           THIRD AMENDED AND RESTATED
                                CREDIT AGREEMENT



      This THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this "Credit Agreement") is made as of the 31st day of March, 1998, by and among STARTER CORPORATION ("Starter"), STARTER GALT, INC. ("Starter Galt" and, together with Starter, the "Borrowers" and each, singularly, a "Borrower"), each a Delaware corporation, Starter having its principal place of business at 370 James Street, New Haven, Connecticut 06513 and Starter Galt having its principal place of business at 951 32nd Avenue, S.W., Cedar Rapids, Iowa, BANKBOSTON, N.A. (formerly known as Bank of Boston Connecticut) ("BankBoston"), and the other lending institutions listed on Schedule 1 attached hereto (collectively, the "Lenders"), BankBoston as Administrative Agent for itself and the other Lenders (in such capacity, the "Administrative Agent") and CITIBANK, N.A. ("Citibank") as Syndication Agent for itself and the other Lenders (in such capacity, the "Syndication Agent").

                             W I T N E S S E T H

      WHEREAS, pursuant to a certain Second Amended and Restated Credit Agreement dated as of May 13, 1997, as amended by a First Amendment Agreement dated as of July 16, 1997, a Second Amendment Agreement dated as of September 24, 1997 and a Forbearance and Modification Agreement dated as of February 13, 1998 (as amended, the "Existing Credit Agreement"), BankBoston, CoreStates Bank, N.A., People's Bank, National Bank of Canada, Sanwa Business Credit Corporation, KeyBank National Association, BTM Capital Corporation, Firstrust Savings Bank and PNC Bank, N.A. (collectively, the "Original Banks") made revolving loans and other extensions of credit to the Borrowers in an aggregate principal amount of up to $100,000,000 (the "Existing Indebtedness"); and

      WHEREAS, it is the intention of the Borrowers, BankBoston and certain of the Original Banks that the terms and conditions of the Existing Credit Agreement be amended and restated in its entirety as set forth herein; and

      WHEREAS, it is also the intention of the parties hereto that the Original Banks who will not be a party to this Credit Agreement will assign to the Lenders all of their rights and obligations under the Existing Credit Agreement immediately prior to the occurrence of the Effective Date;

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      ss.1.  DEFINITIONS AND RULES OF INTERPRETATION.

            ss.1.1. Definitions. Except as otherwise expressly provided herein, all capitalized terms used in this Credit Agreement, the exhibits hereto and any notes, certificates, reports or other documents or instruments made or delivered pursuant to or in connection with this Credit Agreement shall have the meanings set forth for such terms in Schedule 2 hereto.

            ss.1.2. Rules of Interpretation. Except as otherwise expressly provided herein, the rules of interpretation set forth in Schedule 2 hereto shall apply to this Credit Agreement, the exhibits hereto and any notes, certificates, reports or other documents or instruments made or delivered pursuant to or in connection with this Credit Agreement.

      ss.2.  THE REVOLVING CREDIT FACILITY.

            ss.2.1. Commitment to Lend. Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees to lend to the Borrowers and the Borrowers may borrow, repay, and reborrow from time to time between the Effective Date and the Maturity Date upon notice by the Borrowers to the Administrative Agent given in accordance with ss.2.6, such sums as are requested by the Borrowers up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Lender's Commitment minus such Lender's Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations; provided that Total Exposure (after giving effect to all amounts requested) shall not at any time exceed an amount equal to the Maximum Available Amount; provided, further, that the Borrowers shall not permit the Total Exposure (after giving effect to all amounts requested) to exceed $85,000,000 (the "Clean Down Amount") during any one (1) thirty (30) consecutive day period occurring during Starter's first fiscal quarter in each calendar year ending after December 31, 1997. The Loans shall be made pro rata in accordance with each Lender's Commitment Percentage. Each request for a Loan hereunder shall constitute a representation and warranty by the Borrowers that the conditions set forth in ss.11 and ss.12, in the case of the initial Loans to be made on the Effective Date, and ss.12, in the case of all other Loans, have been satisfied on the date of such request.

            ss.2.2. Facility Fee. The Borrowers agree to pay to the Administrative Agent for the respective accounts of the Lenders in accordance with their respective Commitment Percentages a facility fee on the Total Commitment as set forth in Column B of Schedule 1 hereto, subject to reduction in accordance with ss.2.3, whether used or unused, at a rate per annum equal to the Facility Fee Rate. For example, assuming that the Total Commitment has not been reduced pursuant to ss.2.3, the Facility Fee payable in respect of the calendar quarter beginning on January 1 of any calendar year and ending on March 31 of such calendar year shall equal the Facility Fee Rate multiplied by a Total Commitment amount of $160,000,000 (computed based on a 360-day year and paid for the actual number of days elapsed as provided in ss.5.3). The facility fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter (or portion thereof) commencing on the first such date following the date hereof, with a final payment on the Maturity Date or any earlier date on which the Commitments shall terminate. The facility fee provided in this ss.2.2 shall accrue at all times after the Effective Date, including at any time during which one or more of the conditions in ss.12 are not met.

            ss.2.3. Voluntary Reduction of Total Commitment. The Borrowers shall have the right at any time and from time to time upon five (5) Business Days' prior written notice to the Administrative Agent to reduce by $1,000,000 or any greater integral multiple thereof or terminate entirely the Total Commitment, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice from the Borrowers delivered pursuant to this ss.2.3, the Administrative Agent will notify the Lenders of the substance thereof. Upon the effective date of any such reduction or termination, the Borrowers shall pay to the Administrative Agent for the respective accounts of the Lenders the full amount of any facility fee then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.

            ss.2.4. The Notes. The Loans shall be evidenced by separate promissory notes of the Borrowers in substantially the form of Exhibit A hereto (each a "Note"), dated as of the Effective Date and completed with appropriate insertions. One Note shall be payable to the order of each Lender in a principal amount equal to such Lender's Commitment or, if less, the outstanding amount of all Loans made by such Lender, plus interest accrued thereon, as set forth below. Each Borrower irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on such Lender's Note, an appropriate notation on such Lender's Note Record reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on such Lender's Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender's Note Record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any Note to make payments of principal of or interest on any Note when due.

            ss.2.5. Interest on Loans. Except as otherwise provided in ss.5.10,

            (a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereof at the Base Rate from time to time in effect plus the Applicable Margin.

            (b) Each LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate of the LIBOR Rate determined for such Interest Period plus the Applicable Margin.

            (c) The Borrowers promise to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

            ss.2.6. Requests for Loans. The Borrowers shall give to the Administrative Agent written notice in the form of Exhibit D hereto (or telephonic notice confirmed in a writing in the form of Exhibit D hereto) of each Loan requested hereunder (a "Loan Request") (i) no later than 10:00 a.m. (Boston, Massachusetts time) on the proposed Drawdown Date and not more than five (5) Business Days prior to the proposed Drawdown Date of any Base Rate Loan and (ii) not less than three (3) and not more than five (5) LIBOR Business Days prior to the proposed Drawdown Date of any LIBOR Rate Loan. Each such notice shall specify (1) the principal amount of the Loan requested, (2) the proposed Drawdown Date of such Loan, (3) the Interest Period for such Loan and (4) the Type of such Loan. Promptly upon receipt of any such notice, the Administrative Agent shall notify each of the Lenders thereof. Each Loan Request shall be irrevocable and binding on each Borrower and shall obligate the Borrowers to accept the Loan requested from the Lenders on the proposed Drawdown Date. Each Loan Request for a LIBOR Rate Loan shall be in a minimum aggregate amount of $3,000,000 or an integral multiple thereof.

            ss.2.7.  Conversion Options.

            (a) The Borrowers may elect from time to time to convert any outstanding Loan to a Loan of another Type, provided that (i) with respect to any such conversion of a Loan to a Base Rate Loan, the Borrowers shall give the Administrative Agent not less than one (1) and not more than five (5) Business Days' prior written notice of such election; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrowers shall give the Administrative Agent no less than three (3) and not more than five (5) LIBOR Business Days' prior written notice of such election; (iii) with respect to any such conversion of a LIBOR Rate Loan into a Loan of another Type, such conversion shall only be made on the last day of the Interest Period with respect thereto and (iv) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. All or any part of outstanding Loans of any Type may be converted into a Loan of another Type as provided herein, provided that (i) any partial conversion shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Each Conversion Request relating to the conversion of a Loan to a LIBOR Rate Loan shall be irrevocable by the Borrowers and (ii) with respect to LIBOR Rate Loans, there shall be no more than ten (10) separate Interest Periods in effect at any one time.

            (b) Any Loan of any Type may be continued as a Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrowers with the notice provisions contained in ss.2.7(a); provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Administrative Agent active upon the Borrowers' account have actual knowledge. The Administrative Agent shall notify the Lenders promptly when any such automatic conversion contemplated by this ss.2.7 is scheduled to occur.

            (c) Any conversion to or from LIBOR Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all LIBOR Rate Loans having the same Interest Period shall not be less than $3,000,000 or a whole multiple of $1,000,000 in excess thereof.

            ss.2.8.  Funds for Loans.

            (a) Not later than 2:00 p.m. (Boston, Massachusetts time) on the proposed Drawdown Date of any Loan, each of the Lenders will make available to the

Administrative Agent, at the Administrative Agent's Head Office, in immediately available funds, the amount of such Lender's Commitment Percentage of the amount of the requested Loans. Upon receipt from each Lender of such amount, and upon receipt of the documents required by (i) ss.ss.11 and 12 in the case of initial Loans, and (ii) ss.12 for all other Loans, and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the Borrowers the aggregate amount of such Loans made available to the Administrative Agent by the Lenders. The failure or refusal of any Lender to make available to the Administrative Agent at the aforesaid time and place on any Drawdown Date the amount of such Lender's Commitment Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Administrative Agent the amount of such other Lender's Commitment Percentage of any requested Loans.

            (b) The Administrative Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that such Lender has made available to the Administrative Agent on such Drawdown Date the amount of such Lender's Commitment Percentage of the Loans to be made on such Drawdown Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. If any Lender makes available to the Administrative Agent such amount on a date after such Drawdown Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (ii) the amount of such Lender's Commitment Percentage of such Loans, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Lender's Commitment Percentage of such Loans shall become immediately available to the Administrative Agent, and the denominator of which is 365. A statement of the Administrative Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Lender. If the amount of such Lender's Commitment Percentage of such Loans is not made available to the Administrative Agent by such Lender within three
(3) Business Days following such Drawdown Date, the Administrative Agent shall be entitled to recover such amount from the Borrowers on demand, with interest thereon at the rate per annum applicable to the Loans made on such Drawdown Date.

            ss.2.9. Change in Borrowing Base. The Borrowing Base shall be determined weekly (or at such other interval as may be specified pursuant to ss.8.4(f)) by the Administrative Agent by reference to the Borrowing Base Report delivered to the Lenders and the Administrative Agent pursuant to ss.8.4(f).

            ss.2.10. Settlement; Application of Repayments of Revolving Credit Loans. (a) BankBoston may, but is not required to, fund all Base Rate Loans made in accordance with the provisions of this Credit Agreement. Prior to each Settlement, (i) all payments of the principal of the Base Rate Loans shall be credited to the account of BankBoston, and (ii) the outstanding amount of Base Rate Loans made by BankBoston may exceed BankBoston's Commitment Percentage of the outstanding amount of Base Rate Loans.

            (b) The Lenders shall effect Settlements (i) on each Monday and Thursday of each week (or the next immediately succeeding Business Day if such day is not a Business Day), (ii) within one Business Day after each other date on which borrowings of Base Rate Loans (net of payments of principal of Base Rate Loans by the Borrowers) or payments of principal of Base Rate Loans (net of borrowings of Base Rate Loans by the Borrowers) exceed $5,000,000 and (iii) on the Maturity Date or any other date that all of the Obligations become due and payable hereunder (whether by acceleration or otherwise) (each such date, a "Settlement Date"). By 11:00 a.m. (Boston, Massachusetts time) of each such Settlement Date, the Administrative Agent shall give telephonic notice to the Lenders of (A) the respective outstanding amount of Base Rate Loans made by each Lender as at the close of business on the prior day, (B) the amount that any Lender, as applicable (the "Settling Lender"), shall pay to effect a Settlement (the "Settlement Amount") and (C) the portion (if any) of the aggregate Settlement Amount to be paid to each Lender. A statement of the Administrative Agent submitted to the Lenders with respect to any amounts owing hereunder shall be prima facie evidence of the amount due and owing. Each Settling Lender shall, not later than 4:00 p.m. (Boston, Massachusetts time) on each Settlement Date, effect a wire transfer of immediately available funds to the Administrative Agent at its head office in the amount of such Lender's Settlement Amount. The Administrative Agent shall, as promptly as practicable during normal business hours on each Settlement Date, effect a wire transfer of immediately available funds to each Lender of the Settlement Amount to be paid to such Lender. All funds advanced by any Lender as a Settling Lender pursuant to this ss.2.10(b) shall for all purposes be treated as a Base Rate Loan made by such Settling Lender to the Borrowers and all funds received by any Lender pursuant to this ss.2.10(b) shall for all purposes be treated as repayment of amounts owed by the Borrowers with respect to Base Rate Loans made by such Lender.

            (c) The Administrative Agent may (unless notified to the contrary by a Settling Lender by 2:00 p.m. (Boston, Massachusetts time) on the Settlement
Date) assume that each Settling Lender has made available to the Administrative Agent on such Settlement Date the Settlement Amount, and the Administrative Agent may (but shall not be required to), in reliance upon such assumption, make available to each applicable Lender its share (if any) of the aggregate Settlement Amount. If the Settlement Amount of such Settling Lender is made available to the Administrative Agent by such Settling Lender (or, conversely, if the Administrative Agent makes the Settlement Amount available to a Lender entitled thereto) on a date after such Settlement Date, such Settling Lender shall pay the Administrative Agent (or, conversely, the Administrative Agent shall pay such Lender entitled to such Settlement Amount) on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average annual interest rate paid by the Administrative Agent or such Lender, as applicable, for federal funds acquired by the Administrative Agent or such Lender, as applicable during each day included in such period times (ii) the Settlement Amount, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Settlement Date to but not including the date on which the Settlement Amount shall become immediately available to the Administrative Agent or such Lender, as applicable, and the denominator of which is 360. Upon payment of such amount, the Settling Lender shall be deemed to have delivered the Settlement Amount of such Settling Lender on the Settlement Date and shall become entitled to interest payable by the Borrowers with respect to such Lender's Settlement Amount as if such share were delivered on the Settlement Date. If the Settlement Amount is not in fact made available to the Administrative Agent by the Settling Lender within three (3) Business Days of such Settlement Date, the Administrative Agent shall be entitled to debit the Borrowers' account with the Administrative Agent to recover such amount from the Borrowers and if the Borrowers' account with the Administrative Agent does not contain sufficient funds the Borrowers agree to deposit into the account such amount, with interest thereon at the rate per annum applicable to any Base Rate Loans made on such Settlement Date. The failure or refusal of any of the Lenders to make available to the Administrative Agent at the aforesaid time on any Settlement Date the amount of the Settlement Amount representing Base Rate Loans to be made by such Lender on such date shall not relieve any other Lender from its obligations hereunder to make Settlements and Base Rate Loans on such Settlement Date or on any subsequent Settlement Date but in no event shall any Lender or the Administrative Agent be responsible or liable for the failure of any other Lender to make the Base Rate Loans to be made by such other Lender.

            (d) Each payment by the Borrowers of Base Rate Loans hereunder shall be allocated among the Lenders on the first Settlement Date after such payment, in amounts determined to provide that after such application the outstanding amount of Base Rate Loans of each Lender equals, as nearly as practicable, such Lender's Commitment Percentage of all outstanding Base Rate Loans.

            ss.2.11. Operating Accounts. The Borrowers and their Subsidiaries shall maintain their primary operating accounts with the Agents.

      ss.3.  REPAYMENT OF THE REVOLVING CREDIT LOANS.

            ss.3.1. Maturity. The Borrowers absolutely and unconditionally and jointly and severally promise to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Loans outstanding on such date, together with any and all accrued and unpaid interest thereon and all fees and reasonable expenses incurred by the Lenders and Administrative Agent in connection therewith and payable by the Borrowers hereunder.

            ss.3.2.  Mandatory Repayments of Loans.

      (a) If at any time, the Total Exposure exceeds the Maximum Available Amount, then the Borrowers shall immediately pay the amount of such excess to the Administrative Agent for the respective accounts of the Lenders for application: first, to any Unpaid Reimbursement Obligations; second, to the Loans; and third, to provide to the Administrative Agent cash collateral for Reimbursement Obligations as contemplated by ss.ss.4.3(b) and (c). Each payment of any Unpaid Reimbursement Obligations or prepayment of Loans shall be allocated among the Lenders, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Lender's Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

      (b) Notwithstanding any term contained herein to the contrary, if any Person (other than David Beckerman) or if any two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended from time to time, and any successor statute), directly or indirectly, capital stock of Starter (or other securities convertible into capital stock) representing combined voting power of all capital stock of Starter entitled to vote in the election of directors (other than capital stock having such power only by reason of the happening of a contingency) which is greater than that owned by David Beckerman, then (1) not later than thirty (30) days after the occurrence of such event, the Borrowers shall pay to the Administrative Agent (x) all principal, interest, fees and other amounts due in respect of the Loans, plus (y) an amount equal to the sum of the Maximum Drawing Amount plus all Unpaid Reimbursement Obligations to be held by the Administrative Agent as cash collateral as contemplated by ss.4.3(c), plus (z) all other amounts then due under this Credit Agreement and the other Loan Documents, and (2) the Total Commitment hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Loans to the Borrowers and the Administrative Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit.

            ss.3.3. Optional Repayments of Loans. The Borrowers shall have the right, at their election, to repay the outstanding amount of the Loans, as a whole or in part, at any time, subject to the premium set forth below, provided that any full or partial prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this ss.3.3 may be made only on the last day of the Interest Period relating thereto unless, contemporaneously with such prepayment, the Borrowers shall have paid to the Administrative Agent all amounts due under ss.5.9 hereof. The Borrowers shall give the Administrative Agent, no later than 10:00 a.m., Boston time, not less than one (1) and not more than five (5) Business Days' prior written notice of any proposed prepayment pursuant to this ss.3.3 of Base Rate Loans, and not less than three (3) and not more than five
(5) LIBOR Business Days' notice of any proposed prepayment pursuant to this ss.3.3 of LIBOR Rate Loans, in each case specifying the proposed date of prepayment of Loans and the principal amount to be prepaid. Each such partial prepayment of the Loans shall be in an integral multiple of $1,000,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrowers, first to the principal of Base Rate Loans and then to the principal of LIBOR Rate Loans. Each partial prepayment shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender's Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion. If the Borrowers terminate the Total Commitment, whether in one transaction or a series of transactions, the Borrowers shall pay a premium with respect to such termination in an amount determined in accordance with the percentages set forth in the following table opposite the period during which the termination occurs:


Period Terminated                   Amount Due
-----------------                   ----------

Effective Date through              1% of the Total Commitment (as in effect on
first anniversary thereof           the Effective Date)

First anniversary of Effective
Date through Maturity Date          0% of the Total Commitment


provided, that so long as no Event of Default is then continuing or would result therefrom, the premium set forth in the table above shall not be due and payable if the Total Commitment is terminated and the outstanding principal amount of the Obligations are paid with the proceeds of any of the following: (i) the sale of more than 25% of the issued and outstanding stock of Starter to a Person that is not an Affiliate of Starter or David Beckerman prior to such sale, or (ii) a merger or consolidation of Starter with a Person that is not an Affiliate of Starter or David Beckerman prior to such merger or consolidation, or (iii) an Asset Sale consisting of the sale of all or substantially all of the assets of Starter to a Person that is not an Affiliate of Starter or David Beckerman; and provided further that the premium set forth in the table above shall not be due and payable if the Total Commitment is terminated and the outstanding principal amount of the Obligations are paid with the proceeds of financing pursuant to which BankBoston, N.A. is the administrative agent and the interests of the financial institutions participating in such financing hold more than 50% of the then current Total Commitment at the time of such termination.

      ss.4.  LETTERS OF CREDIT.

            ss.4.1.  Letter of Credit Facility.

            (a) Subject to the terms and conditions hereof and the execution and delivery by one or more of the Borrowers of a Letter of Credit Application on the Administrative Agent's customary form (a "Letter of Credit Application"), the Administrative Agent (or its affiliates) on behalf of the Lenders and in reliance upon the agreement of the Lenders set forth in ss.4.1(d) and upon the representations and warranties of the Borrowers contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of such Borrower one or more standby or documentary letters of credit (individually, a "Letter of Credit"), in such form as may be requested from time to time by the Borrowers and agreed to by the Administrative Agent; provided, however, that (i) no Letter of Credit shall be issued, renewed or extended later than ten (10) Business Days prior to the Maturity Date, (ii) no documentary Letter of Credit shall have a term longer than one hundred twenty (120) days, (iii) no Letter of Credit shall be issued, renewed or extended in a face amount of less than $50,000, (iv) no standby Letter of Credit shall be issued, renewed or extended without the consent of each of the Lenders, and (v) no Letter of Credit shall have a stated expiration after the Maturity Date, provided further, that, on the tenth (10th) day prior to the Maturity Date, each Letter of Credit then outstanding shall be either (x) cash collateralized in an amount equal to 105% of the Maximum Drawing Amount under such Letter of Credit or (y) secured by a "back-to-back" letter of credit issued by a bank satisfactory to the Administrative Agent (in its sole and absolute discretion), in an amount equal to 105% of the Maximum Drawing Amount under such Letter of Credit (it being understood that from time to time such cash collateral will be released, and such back-to-back letters of credit may be reduced, to the extent that the Maximum Drawing Amount under such Letters of Credit is reduced), and provided further, that, after giving effect to such request, the Total Exposure shall not exceed the Maximum Available Amount.

            (b) Each Letter of Credit Application shall be completed to the satisfaction of the Administrative Agent. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

            (c) Each Letter of Credit issued, extended or renewed hereunder shall, among other things, provide for the payment of sight drafts, for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein. Each Letter of Credit Application and each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of Connecticut.

            (d) Each Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to reimburse the Administrative Agent on demand for such Lender's Commitment Percentage of each draft paid by the Administrative Agent under each Letter of Credit (the extension of credit represented by each Lender's obligations hereunder in respect of Letters of Credit being referred to herein as such Lender's "Letter of Credit Participation").

            (e) Each such payment made by a Lender shall entitle such Lender to a portion of the Borrowers' Unpaid Reimbursement Obligation in an amount equal to such payment. Each Lender shall share in accordance with its participating interest in any interest which accrues pursuant to ss.4.3 and in any subsequent payments of such Unpaid Reimbursement Obligations.

            (f) Any Letter of Credit to be issued hereunder may, at the request of the Administrative Agent, and with the consent of any Lender, be issued by such Lender pursuant to the provisions of this ss.4. In each such case, to the extent applicable, references to the Administrative Agent in this ss.4 and any other such reference relating to Letters of Credit shall, with respect to such Letter of Credit, be deemed to be references to such issuing Lender.

            ss.4.2.  [INTENTIONALLY OMITTED].

            ss.4.3. Reimbursement Obligation of the Borrowers. In order to induce the Administrative Agent to issue, extend and renew each Letter of Credit and the Lenders to participate therein, the Borrowers hereby jointly and severally agree to reimburse or pay to the Administrative Agent, for the account of the Administrative Agent or (as the case may be) the Lenders, with respect to each Letter of Credit issued, extended or renewed by the Administrative Agent hereunder,

            (a) except as otherwise expressly provided in ss.4.3(b) and (c), on each date that any draft presented under any Letter of Credit is honored by the

Administrative Agent, or the Administrative Agent otherwise makes a payment with respect thereto, (i) the amount paid by the Administrative Agent under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Administrative Agent or any Lender in connection with any payment made by the Administrative Agent or any Lender under, or with respect to, such Letter of Credit.

            (b) upon the reduction (but not termination) of the Total Commitment to an amount less than the sum of the Maximum Drawing Amount plus all Unpaid Reimbursement Obligations, an amount equal to such difference, which amount shall be held by the Administrative Agent for the benefit of the Lenders and the Administrative Agent as cash collateral for all Reimbursement Obligations, and

            (c) upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with ss.13, an amount equal to the then Maximum Drawing Amount, which amount shall be held by the Administrative Agent for the benefit of the Lenders and the Administrative Agent as cash collateral for all Reimbursement Obligations.

      Each such payment shall be made to the Administrative Agent at the Administrative Agent's Head Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrowers under this ss.4.3 at any time from the date such amounts become due and payable (whether as stated in this ss.4.3, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Administrative Agent on demand at the rate specified in ss.5.10 for overdue principal on the Loans.

            ss.4.4. Letter of Credit Payments. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Administrative Agent shall notify the Borrowers of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. Subject to the provisions of ss.4.3(a), if the Borrowers fail to reimburse the Administrative Agent as provided in ss.4.3 by the date that such draft is honored or paid or other payment is made by the Administrative Agent, the Administrative Agent may at any time thereafter notify the Lenders of the amount of any such Unpaid Reimbursement Obligation. No later than 3:00 p.m. (Boston, Massachusetts time) on the Business Day next following the receipt of such notice, each Lender shall make available to the Administrative Agent, at the Administrative Agent's Head Office, in immediately available funds, such Lender's Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (b) the amount equal to such Lender's Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Administrative Agent paid the draft presented for honor or otherwise made payment to the date on which such Lender's Commitment Percentage of such Unpaid Reimbursement Obligation shall become immediately available to the Administrative Agent, and the denominator of which is 360. The responsibility of the Administrative Agent to the Borrowers and the Lenders shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment or other demand for payment shall be in conformity in all respects with such Letter of Credit, except for minor errors not affecting the plain meaning of the documents presented and not susceptible to any claim by the Borrowers that the presentation was nonconforming.

            ss.4.5. Obligations Absolute. The Borrowers' joint and several obligations under this ss.4 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which either Borrower may have or have had against the Administrative Agent, any Lender or any beneficiary of a Letter of Credit. The Borrowers further agree with the Administrative Agent and the Lenders that the Administrative Agent and the Lenders shall not be responsible for, and the Borrowers' Reimbursement Obligations under ss.4.3 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among either Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of either Borrower against the beneficiary of any Letter of Credit or any such transferee. The Administrative Agent and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit except for any such error, omission, interruption or delay resulting solely from gross negligence or willful misconduct of the Administrative Agent or the Lenders. Each Borrower agrees that any action taken or omitted by the Administrative Agent or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon such Borrower and shall not result in any liability on the part of the Administrative Agent or any Lender to such Borrower.

            ss.4.6. Reliance by Issuer. To the extent not inconsistent with ss.4.5, the Administrative Agent or any other issuing Lender having the rights of the Administrative Agent pursuant to ss.4.1(f) hereof shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Majority Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Majority

Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Revolving Credit Notes or of a Letter of Credit Participation.

            ss.4.7. Letter of Credit Fees. The Borrowers shall pay fees (in each case, a "Letter of Credit Fee") to the Administrative Agent as follows:

            (i) in respect of each standby Letter of Credit (including Existing Letters of Credit that are standby letters of credit), at a rate per annum on the face amount of such standby Letter of Credit equal to the Applicable Margin then in effect for LIBOR Loans minus one-quarter of one percent (0.25%), which amount shall be paid monthly in arrears on the first day of each calendar month for the immediately preceding calendar month (or portion thereof) to the Administrative Agent for the accounts of the Lenders in accordance with their respective Commitment Percentages; and

            (ii) in respect of each documentary Letter of Credit (including Existing Letters of Credit that are documentary letters of credit), an amount equal to the greater of (x) one and three-quarters of one percent (1.75%) per annum on the face amount of such documentary Letter of Credit or (y) the minimum charge for similar documentary letters of credit as set by the Administrative Agent from time to time, which amount shall be paid monthly in arrears on the first day of each calendar month for the immediately preceding calendar month (or portion thereof) to the Administrative Agent for the accounts of the Lenders in accordance with their respective Commitment Percentages; and

            (iii) in respect of each Letter of Credit (including Existing Letters of Credit), a fronting fee equal to one quarter of one percent (0.25%) per annum on the face amount of such Letter of Credit, which amount shall be paid monthly in arrears on the first day of each calendar month for the immediately preceding calendar month (or portion thereof) to the Administrative Agent for the Administrative Agent's own account.

      In respect of each Letter of Credit, the Borrower shall also pay to the Administrative Agent for the Administrative Agent's own account, at such other time or times as such charges are customarily made by the Administrative Agent, the Administrative Agent's customary issuance, amendment, negotiation or document examination and other administrative fees as in effect from time to time.

            ss.4.8. Existing Letters of Credit. The Borrowers and the Lenders agree that the letters of credit described on Schedule 4.8 hereto (the "Existing Letters of Credit"), which Existing Letters of Credit have previously been issued by BankBoston or its affiliates for the account of the Borrowers, shall be deemed Letters of Credit issued under and governed by this Credit Agreement, that this Credit Agreement supersedes any and all prior agreements between the Borrowers and BankBoston with respect to the Existing Letters of Credit, and that all the Existing Letters of Credit shall be subject to and governed by the terms of this Credit Agreement, including without limitation ss.4.7.

      ss.5.  CERTAIN GENERAL PROVISIONS.

            ss.5.1. Certain Fees. The Borrowers shall pay to the Administrative Agent and the Arranger the fees set forth in the Fee Letter.

            ss.5.2.  Funds for Payments.

            (a) All payments of principal, interest, Reimbursement Obligations, facility fees, Letter of Credit Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Administrative Agent, for the respective accounts of the Lenders and the Administrative Agent, as applicable, at the Administrative Agent's Head Office or at such other location in the Boston, Massachusetts area that the Administrative Agent may from time to time designate, in each case in immediately available funds.

            (b) All payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrowers are compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrowers with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrowers will pay to the Administrative Agent, for the account of the Lenders or (as the case may be) the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Administrative Agent to receive the same net amount which the Lenders or the Administrative Agent would have received on such due date had no such obligation been imposed upon the Borrowers. The Borrowers will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrowers hereunder or under such other Loan Document.

            ss.5.3. Computations. All computations of interest on the Loans and of facility fees, Letter of Credit Fees or other fees shall, unless otherwise expressly provided herein, be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Note Records from time to time shall be considered correct and binding on each Borrower unless within five
(5) Business Days after receipt of any notice by the Administrative Agent or any of the Lenders of such outstanding amount, the Administrative Agent or such Lender shall notify the Borrowers to the contrary.

            ss.5.4. Inability to Determine LIBOR Rate. In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Administrative Agent shall determine or be notified by the Majority Lenders that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrowers and the Lenders) to the Borrowers and the Lenders. In such event (a) any Loan Request or Conversion Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (c) the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Administrative Agent or the Majority Lenders determines that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent shall so notify the Borrowers and the Lenders.

            ss.5.5. Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Borrowers and the other Lenders and thereupon (a) the commitment of such Lender to make LIBOR Rate Loans or convert Loans of another Type to LIBOR Rate Loans shall forthwith be suspended and (b) such Lender's Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. The Borrowers hereby agree promptly to pay the Administrative Agent for the account of such Lender, upon demand by such Lender, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this ss.5.5, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Loans hereunder.

            ss.5.6. Additional Costs, Etc. If any future applicable law or any change in any present law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Administrative Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

            (a) subject any Lender or the Administrative Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Lender's Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Lender or the Administrative Agent), or

            (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender or the Administrative Agent under this Credit Agreement or any of the other Loan Documents, or

            (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

            (d) impose on any Lender or the Administrative Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Lender's Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or such Lender's Commitment forms a part, and the result of any of the foregoing is

                  (i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender's Commitment or any Letter of Credit, or

                  (ii) to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Lender or the Administrative Agent hereunder on account of such Lender's Commitment, any Letter of Credit or any of the Loans, or

                  (iii) to require such Lender or the Administrative Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Administrative Agent from the Borrowers hereunder, then, and in each such case, the Borrowers will, upon demand made by such Lender or (as the case may be) the Administrative Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Administrative Agent such additional amounts as will be sufficient to compensate such Lender or the Administrative Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum.

            ss.5.7. Capital Adequacy. If any present or future law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction affects the amount of capital required or expected to be maintained by any Lender or the Administrative Agent or any corporation controlling such Lender or the Administrative Agent and such Lender or the Administrative Agent determines that the amount of capital required to be maintained by it is increased by or based upon the existence of such Lender's or the Administrative Agent's commitment with respect to any Loans, Letter of Credit Participations or Letters of Credit, then such Lender or the Administrative Agent may notify the Borrowers of such fact. To the extent that the costs of such increased capital requirements are not reflected in the Base Rate (if relating to Loans or Unpaid Reimbursement Obligations), the Borrowers and such Lender or (as the case may be) the Administrative Agent shall thereafter negotiate in good faith, within thirty (30) days of the day on which the Borrowers receive such notice, an adjustment payable hereunder that will adequately compensate such Lender or the Administrative Agent in light of these circumstances. If the Borrowers and such Lender or the Administrative Agent are unable to agree to such adjustment within thirty (30) days of the date on which the Borrowers receive such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in such Lender's or the Administrative Agent's reasonable determination, provide adequate compensation. Each Lender and the Administrative Agent shall allocate such cost increases among its customers in good faith and on an equitable basis.

            ss.5.8. Certificate. A certificate setting forth any additional amounts payable pursuant to ss.ss.5.6 or 5.7 and a brief explanation of such amounts which are due, submitted by any Lender or the Administrative Agent to the Borrowers, shall be conclusive, absent manifest error, that such amounts are due and owing.

            ss.5.9. Indemnity. Each Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Lender may sustain or incur as a consequence of (a) default by the Borrowers in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, (b) default by the Borrowers in making a borrowing or conversion after the Borrowers have given (or is deemed to have given) a Loan Request, notice or a Conversion Request relating thereto in accordance with ss.2.6 or ss.2.7 or (c) the making of any payment of a LIBOR Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Loans.

            ss.5.10. Interest After Default.

            (a) Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to three percent (3%) above the Base Rate from time to time in effect plus the Applicable Margin in respect of Base Rate Loans until such amount shall be paid in full (after as well as before judgment).

            (b) During the continuance of any Event of Default arising as a result of the failure by the Borrowers to pay any principal or interest due and payable hereunder, the principal of the Loans not overdue shall, until such Event of Default has been cured or remedied or such Event of Default has been waived by the Majority Lenders pursuant to ss.26, bear interest at a rate per annum equal to the rate of interest applicable to overdue principal pursuant to ss.5.10(a) hereof.

            ss.5.11. Concerning Joint and Several Liability of the Borrowers.

            (a) Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the

Administrative Agent and the Lenders under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

            (b) Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with each other Borrower, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of all of the Borrowers without preferences or distinction among them.

            (c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event each other Borrower will make such payment with respect to, or perform, such Obligation.

            (d) The obligations of each Borrower under the provisions of this ss.5.11 constitute the absolute and unconditional obligations of such Borrower enforceable against it to the full extent permitted under the terms hereof, irrespective of the validity, regularity or enforceability of this Credit Agreement or any other circumstance whatsoever.

            (e) Each Borrower hereby waives notice of acceptance of its joint and several liability, notice of the Loans made under this Credit Agreement, notice of the occurrence of any Default or Event of Default, or of any demand for any payment under this Credit Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, all demands, notices and other formalities of every kind in connection with this Credit Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or the Lenders at any time or times in respect of any default by either Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement, any and all other indulgences whatsoever by the Administrative Agent or the Lenders in respect of any of the obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such obligations or the addition, substitution or release, in whole or in part, of either Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or the Lenders including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this ss.5.11, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its Obligations under this ss.5.11, it being the intention of each Borrower that, so long as any of the Obligations remain unsatisfied, the Obligations of such Borrower under this ss.5.11 shall not be discharged except by performance and then only to the extent of such performance. The joint and several liability of the

Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of either Borrower or the Administrative Agent or the Lenders. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this ss.5.11 will forthwith be reinstated in effect, as though such payment had not been made.

            ss.5.12. Interest.

            (a) In no event shall the amount of interest due or payable hereunder or under the Notes exceed the maximum rate of interest allowed by applicable law and, in the event any such payment is inadvertently made by the Borrowers or inadvertently received by the Administrative Agent or any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrowers shall notify the Administrative Agent or such Lender in writing that it elects to have such excess returned forthwith. It is the express intent hereof that the Borrowers not pay and none of the Administrative Agent or the Lenders receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrowers under applicable law.

            (b) Notwithstanding the use by the Lenders of the Base Rate and the LIBOR Rate as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrowers at interest rates related to such reference rates.

      ss.6. COLLATERAL SECURITY. The Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in all of the assets of the Borrowers and their respective Subsidiaries and certain assets of David Beckerman including, without limitation, the assignment of the Life Insurance Policy, the pledge of 51% of the issued and outstanding capital stock of Starter Europe and 26% of the issued and outstanding capital stock of Far East pursuant to the terms of the Security Documents to which the Borrowers are a party. In addition, the obligations of Starter Europe under its Guaranty will be secured by a perfected first priority security interest in 25% of all of the issued and outstanding capital stock of Far East pursuant to the terms of the Security Documents to which Starter Europe is a party; and 50% of the Maximum Amount will be secured by a perfected first priority pledge of cash or adequately margined securities (as determined by the Administrative Agent in its sole discretion, and expressly excluding shares of stock of Starter) owned by David Beckerman.

      ss.7. REPRESENTATIONS AND WARRANTIES. Each Borrower represents and warrants to the Lenders, the Administrative Agent and the Syndication Agent as follows:

            ss.7.1.  Corporate Authority; Ownership.

            (a) Incorporation; Good Standing. Each Borrower and its Subsidiaries
(i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where a failure to be so qualified would have a materially adverse effect on the business, assets or financial condition of such Borrower or its Subsidiary.

            (b) Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which each Borrower or any of its Subsidiaries is or is to become a party, and the performance by each such Person of all of its agreements and obligations under each of such documents, and the transactions contemplated hereby and thereby (i) are within the corporate authority of each such Person, (ii) have been duly authorized by all necessary corporate proceedings, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Borrower or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not conflict with any provision of the corporate charter or bylaws of, any agreement or other instrument binding upon, or trust agreement of, such Person and (v) do not require any approval, consent, order, authorization or license by, or giving notice to, or taking any other action with respect to, any governmental or regulatory authority or agency under any provision of any applicable law.

            (c) Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which each Borrower or any of its Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against such Person in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

            ss.7.2. No Business Activity; Subsidiaries. Except as set forth on
Schedule 7.2, neither Borrower owns or holds of record and/or beneficially (whether directly or indirectly) any shares of any class in the capital of any other corporations or any legal and/or beneficial interests in any corporation, partnership, limited liability company, business trust or joint venture or in any other unincorporated trade or business enterprise.

            ss.7.3. Governmental Approvals. The execution, delivery and performance by each Borrower and its Subsidiaries of any of the Loan Documents to which such Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained. Each of the Borrowers holds all licenses, permits and other certificates required for the operation of its business. Each of the Borrowers is in compliance in all respects with all applicable state and Federal filing and operating requirements, including all regulations governing equal employment opportunity.

            ss.7.4. Title to Properties; Leases. Except as indicated on Schedule
7.4 hereto, each Borrower and its Subsidiaries own all of the assets reflected in the balance sheets of the Borrowers and their Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

            ss.7.5.  Financial Statements.

            (a) There has been furnished to each of the Lenders the Form 10K filing of the Borrowers for the fiscal year ended December 31, 1997 (which includes audited consolidated statements of income of the Borrowers and their respective Subsidiaries for the fiscal year then ended). Such balance sheets and statements of income of the Borrowers and their respective Subsidiaries shall have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Borrowers and their respective Subsidiaries as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no contingent liabilities of either Borrower or any of its Subsidiaries as of such date involving material amounts, known to the officers of such Person, which were not disclosed in such balance sheets and the notes related thereto.

            (b) There has been furnished to each of the Lenders unaudited consolidated balance sheets and consolidated and combined statements of income of the Borrowers and their respective Subsidiaries, each as at the Balance Sheet Date. Such balance sheets and statements of income of the Borrowers and their respective Subsidiaries shall have been internally prepared and fairly present the financial condition of the Borrowers and their respective Subsidiaries as at the close of business on the date thereof. There are no contingent liabilities of either Borrower or any of its Subsidiaries as of such date involving material amounts known to the officers of such Person which were not disclosed in such balance sheets of the Borrowers and their respective Subsidiaries.

            ss.7.6. No Material Changes, Etc. Since the Balance Sheet Date there has occurred no materially adverse change in the condition (financial or otherwise) or business of either Borrower or any of its Subsidiaries as shown on or reflected in the balance sheets of the Borrowers and their respective Subsidiaries as at the Balance Sheet Date, or the statements of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business, financial condition or results of operations of the Borrowers or any of their respective Subsidiaries. Since the Balance Sheet Date, neither Borrower has made any Distributions.

            ss.7.7. Franchises, Patents, Copyrights, Etc. Each Borrower and each of its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

            ss.7.8. Litigation. Except as set forth on Schedule 7.8, there are no actions, suits, proceedings or investigations of any kind pending or, to the best knowledge of the Borrowers after due inquiry, threatened against either Borrower or any of its Subsidiaries or before any court, tribunal or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, materially adversely affect the properties, assets, condition (financial or otherwise) or business of either Borrower or its Subsidiaries or materially impair the right of such Borrower or any of its Subsidiaries to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the balance sheet of such Borrower and its Subsidiaries, or which question the validity of this Credit Agreement or any of the other Loan Documents or any action taken or to be taken pursuant hereto or thereto.

            ss.7.9. No Materially Adverse Contracts, Etc. Neither Borrower or any Subsidiary of such Borrower is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of any of such Persons. Neither Borrower or any Subsidiary of such Borrower is a party to any contract or agreement that has or is expected, in the judgment of such Borrower's officers, to have any materially adverse effect on the business any of such Persons.

            ss.7.10. Compliance with Other Instruments, Laws, Etc. Neither Borrower or any Subsidiary of such Borrower is in violation of any provision of their respective charter documents, bylaws, or any agreement or instrument to which any of them may be subject or by which any of them or any of their properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of any of such Persons.

            ss.7.11. Tax Status. Each Borrower and each of its Subsidiaries (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and to the best knowledge of such Borrower after due and diligent inquiry, there is no basis for any such claim. The Borrowing Base Report most recently delivered to the Administrative Agent sets forth the amount of reserves established by each Borrower and each of its respective Subsidiaries to cover such Borrower's or such Subsidiary's sales or use tax obligations in each jurisdiction where such Borrower or such Subsidiary is required to pay such taxes. Such reserves are adequate for the payment of all of such obligations.

            ss.7.12. No Event of Default. No Default or Event of Default has occurred and is continuing.

            ss.7.13. Holding Company and Investment Company Acts. Neither Borrower or any Subsidiary of such Borrower is a "holding company", or a "subsidiary company" of a "holding company", or an affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

            ss.7.14. Absence of Financing Statements, Etc. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of the Borrowers or any of their respective Subsidiaries or any rights relating thereto.

            ss.7.15. Perfection of Security Interest. All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect the Administrative Agent's security interest in the Collateral. The Collateral and the Administrative Agent's rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. The Borrowers and their Subsidiaries are the owners of their respective Collateral free from any lien, security interest, encumbrance and any other claim or demand, except for Permitted Liens.

            ss.7.16. Certain Transactions. Except as set forth on Schedule 7.16, none of the officers, directors, or employees of the Borrowers or any of their respective Subsidiaries is presently a party to any transaction with either Borrower or any of its Subsidiaries (other than for services as employees, officers and directors or for management services), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

            ss.7.17.  Employee Benefit Plans.

            (a) In General. Each Employee Benefit Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions. Each Borrower has heretofore delivered to the Administrative Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under ss.103(d) of ERISA, with respect to each Guaranteed Pension Plan.

            (b) Terminability of Welfare Plans. Under each Employee Benefit Plan which is an employee welfare benefit plan within the meaning of ss.3(1) or ss.3(2)(B) of ERISA, no benefits are due unless the event giving rise to the benefit entitlement occurs prior to plan termination (except as required by Title I, Part 6 of ERISA). The Borrowers or an ERISA Affiliate, as appropriate, may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrowers or such ERISA Affiliate without liability to any Person.

            (c) Guaranteed Pension Plans. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of ss.302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by either Borrower, or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of ss.4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

            (d) Multiemployer Plans. Neither Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under ss.4201 of ERISA or as a result of a sale of assets described in ss.4204 of ERISA. Neither Borrower or any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of ss.4241 or ss.4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under ss.4041A of ERISA.

            ss.7.18. Regulations U and X. The proceeds of the Loans shall be used to refinance on the Effective Date all of the Indebtedness of the Borrowers to the Administrative Agent and other lenders under the Existing Credit Agreement, and for working capital and general corporate purposes. The Borrowers will obtain Letters of Credit solely for general working capital and general corporate purposes. No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

            ss.7.19. Environmental Compliance. Each Borrower has taken all reasonable steps to investigate the past and present condition and usage of the Real Estate and the operations conducted thereon and, based upon such investigation, has determined that:

            (a) Neither Borrower or any Subsidiary of such Borrower, or any operator of the Real Estate or any operations thereon, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), which violation would have a material adverse effect on the environment or the business, assets or financial condition of such Borrower and any of its Subsidiaries;

            (b) Neither Borrower or any Subsidiary of such Borrower, has received notice from any third party including, without limitation: any federal, state or local governmental authority, (i) that any one of them has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. ss. 9601(5), any hazardous substances as defined by 42 U.S.C. ss. 9601(14), any pollutant or contaminant as defined by 42 U.S.C. ss.9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that such Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

            (c) (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate; (ii) in the course of any activities conducted by the Borrowers, their Subsidiaries or operators of their respective properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrowers or their Subsidiaries, which releases would have a material adverse effect on the value of any of the Real Estate or adjacent properties or the environment; (iv) to the best of the Borrowers' knowledge, there have been no releases on, upon, from or into any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Real Estate and there is no asbestos contamination on any of the Real Estate which would result in a violation of applicable Environmental Laws or which would require removal under such Environmental Laws; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrowers' knowledge, operating in compliance with such permits and applicable Environmental Laws; and

            (d) Neither Borrower or any Subsidiary of such Borrower or any of the other Real Estate is subject to any applicable environmental law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby or to the effectiveness of any other transactions contemplated hereby.

            ss.7.20. Fiscal Year. Each fiscal year of each Borrower and each of its Subsidiaries begins on January 1 of each calendar year and ends on December 31 of such calendar year.

            ss.7.21. Other Representations. Each of the representations and warranties made by each of the Borrowers or any other Person in any of the Loan Documents to which any such Person is a party, was true and correct in all material respects when made and continues to be true and correct in all material respects on the Effective Date, except to the extent that any of such representations and warranties may have been affected by the consummation of the transactions contemplated and permitted or required by the Loan Documents.

            ss.7.22. Bank Accounts. Schedule 7.22 sets forth the account numbers and locations of all bank and deposit accounts of the Borrowers or any of the Subsidiaries of the Borrowers.

            ss.7.23. Solvency. As of the Effective Date and after giving effect to the transactions contemplated by the Loan Documents, (i) the property of the Borrowers and their Subsidiaries, at a fair valuation, will exceed their debts;
(ii) the capital of the Borrowers and their Subsidiaries will not be unreasonably small to conduct their businesses; (iii) the Borrowers and their Subsidiaries will not have incurred debts, or have intended to incur debts, beyond their ability to pay such debts as they mature; and (iv) the present fair, saleable value of the assets of the Borrowers and their Subsidiaries will be materially greater than the amount that will be required to pay their probable liabilities (including debts) as they become absolute and matured. For purposes of this ss.7.23, "debt" means any liability on a claim, and "claim" means (i) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, undisputed, legal, equitable, secured or unsecured, or (ii) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, undisputed, secured or unsecured.

            ss.7.24. Year 2000 Problem. The Borrowers and their Subsidiaries have reviewed the areas within their businesses and operations which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the "Year 2000 Problem" (i.e. the risk that computer applications used by the Borrowers or any of their Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999). Based upon such review, the Borrowers reasonably believe that the "Year 2000 Problem" will not have any materially adverse effect on the business or condition (financial or otherwise) of the Borrowers or any of their Subsidiaries.

            ss.7.25. Full Disclosure. There is no material fact or condition relating to the Loan Documents or the condition (financial or otherwise), business or property of either Borrower which could have a materially adverse effect on the business or operations of such Borrower and which has not been related, in writing, to the Lenders. All information heretofore furnished by either Borrower to any Lender or the Administrative Agent in connection with the Loan Documents was, and all such information hereafter furnished by either Borrower to any Lender or Administrative Agent will be, true and accurate in all material respects or based on reasonable estimates on the date as of which such information is stated or certified.

      ss.8. AFFIRMATIVE COVENANTS OF THE BORROWERS. Each Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letter of Credit:

            ss.8.1. Punctual Payment. The Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, the facility fees, the Administrative Agent's and Arranger's fees, the Letter of Credit Fees and all other amounts provided for in this Credit Agreement and the other Loan Documents to which either Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

            ss.8.2. Maintenance of Office. Each Borrower will maintain its chief executive office at the address set forth in the preamble to this Credit Agreement, or at such other place in the United States of America as such Borrower shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon such Borrower in respect of the Loan Documents to which such Borrower is a party may be given or made.

            ss.8.3. Records and Accounts. Each Borrower will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves.

            ss.8.4. Financial Statements, Certificates and Information. Each Borrower will deliver to each of the Lenders (other than with respect to ss.8.4(g) hereof which shall be delivered to the Administrative Agent only):

            (a) as soon as practicable, but in any event not later than ninety
(90) days after the end of each fiscal year of the Borrowers, the consolidated and the consolidating balance sheets of the Borrowers and their Subsidiaries, as at the end of such year, and the related consolidated and consolidating statements of income and statements of cash flow, for such year, each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and audited without qualification (other than a qualification regarding changes in generally accepted accounting principles) by Ernst & Young LLP (with respect to the consolidated statements only) or by other independent certified public accountants satisfactory to the Administrative Agent, together with a written statement from such accountants to the effect that they have read a copy of this Credit Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default, together with any and all management letters to the Borrowers from Borrowers' independent certified public accountants during such fiscal year; provided that such accountants shall not be liable to the Lenders for failure to obtain knowledge of any Default or Event of Default;

            (b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Borrowers, copies of the unaudited consolidated and consolidating balance sheets of the Borrowers and their Subsidiaries, as at the end of such quarter, and the related consolidated and consolidating statements of income and consolidated statements of cash flow for the portion of Borrowers' fiscal year then elapsed, all in reasonable detail and prepared in accordance with generally accepted accounting principles for interim statements, together with a certification by the principal financial or accounting officer of each Borrower that the information contained in such financial statements fairly presents the financial position of the Borrowers and their Subsidiaries on the date thereof (subject to year-end adjustments);

            (c) as soon as practicable, but in any event not later than twenty
(20) days after the end of each calendar month, management prepared unaudited consolidated and consolidating monthly financial statements of the Borrowers and their Subsidiaries for such month;

            (d) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the chief financial officer, controller or senior vice-president-finance of each Borrower in substantially the form of Exhibit B hereto and setting forth in reasonable detail computations evidencing compliance with the covenants contained in ss.10 and (if applicable) reconciliations to reflect changes in generally accepted accounting principles since the Balance Sheet Date;

            (e) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission by either Borrower or sent to the stockholders of either Borrower, including, without limitation any 10K or 10Q filing;

            (f) within three (3) Business Days after the end of each calendar week, a Borrowing Base Report setting forth the Borrowing Base as at the end of such calendar week, certified by the chief financial officer, president or controller of each of the Borrowers;

            (g) on or before 11:00 a.m. on each Business Day, a daily report in form and detail satisfactory to the Administrative Agent setting forth the following: (x) the Eligible Receivables of the Borrowers as at the end of the immediately preceding Business Day, if at the end of such immediately preceding Business Day the difference between (1) the Maximum Available Amount and (2) the Total Exposure is less than $7,500,000; and (y) all Letters of Credit issued and outstanding on the immediately preceding Business Day;

            (h) within fifteen (15) days after the end of each calendar month, an Accounts Receivable aging report, an inventory report, a charge-back aging report and a backlog report, each in form and detail satisfactory to the Administrative Agent;

            (i) as soon as available, and in any event, within forty-five (45) days after the end of each fiscal year of the Borrowers, projections for the coming fiscal year on a month-by-month basis in such form as the Borrowers have previously submitted to its bank lenders, detailing each item of income and expenditure for such month, and on a cumulative year-to-date basis from the commencement of such fiscal year, which projections shall include, without limitation, balance sheets, projected Letter of Credit usage and any and all anticipated Capital Expenditures; and

            (j) from time to time such other financial data and information (including accountants, management letters) as the Administrative Agent or any Lender may reasonably request.

            ss.8.5.  Notices.

            (a) Defaults. Each Borrower will promptly notify the Administrative Agent and each of the Lenders in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture, lease, license agreement or other obligation to which or with respect to which such Borrower or any of its Subsidiaries is a party or Borrower, whether as principal, guarantor, surety or otherwise, such Borrower shall forthwith give written notice thereof to the Administrative Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

            (b) Environmental Events. Each Borrower will promptly give notice to the Administrative Agent and each of the Lenders (i) of any violation of any Environmental Law that such Borrower or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and (ii) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, or any federal, state or local environmental agency or board, that has the potential to materially affect the assets, liabilities, financial conditions or operations of such Borrower or any of its Subsidiaries, or the Administrative Agent's mortgages, deeds of trust or security interests pursuant to the Security Documents.

            (c) Notification of Claims against Collateral. Each Borrower will, immediately upon becoming aware thereof, notify the Administrative Agent and each of the Lenders in writing of any setoff, claims (including, with respect to any Real Estate, environmental claims), withholdings or other defenses to which any Collateral having a fair value, either, singularly or in the aggregate in excess of $500,000 is subject, or the Administrative Agent's rights with respect to any such Collateral, is subject.

            (d) Notifications Re: Material Licensing Agreements. Each Borrower will, immediately upon becoming aware thereof, notify the Administrative Agent and each of the Lenders in writing of any event which constitutes a default by any Person or any of its Subsidiaries under any Material Licensing Agreement and will immediately forward to the Administrative Agent and each of the Lenders copies of any communication received by such Person from any licensor claiming any irregularity or default under any Material Licensing Agreement. In addition, if either Borrower or any of its Subsidiaries enters into any amendment of any Material Licensing Agreement in any material respect, the Borrowers shall immediately provide the Administrative Agent with copies of such amendment.

            (e) Notice of Litigation and Judgments. Each Borrower will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent and each of the Lenders in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting such Borrower or any of its Subsidiaries or to which such Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against such Borrower or any of its Subsidiaries that could reasonably be expected to have a materially adverse effect on such Borrower or any of its Subsidiaries and stating the nature and status of such litigation or proceedings. Each Borrower will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent and each of the Lenders, in writing, in form and detail satisfactory to the Administrative Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against such Borrower or any of its Subsidiaries in an amount in excess of $500,000.

            (f) Notices Concerning Inventory Collateral. The Borrowers shall provide to the Administrative Agent prompt notice of (i) any physical count of either Borrower's or any of their respective Subsidiaries' inventory, together with a copy of the results thereof certified by the applicable Borrower or such Subsidiary, (ii) any determination by either Borrower or any of their respective Subsidiaries that the inventory levels of such Borrower or such Subsidiary are not adequate to meet the sales projections of such Borrower or such Subsidiary,
(iii) details of all credit card arrangements to which either Borrower or any of their respective Subsidiaries is from time to time a party, and (iv) any failure of either Borrower or any of their respective Subsidiaries to pay rent at any location, which failure continues for more than three days following the day on which such rent is due and payable by such Borrower or such

Subsidiary. If so requested by the Administrative Agent or any Lender, the Borrowers shall provide to the Administrative Agent or such Lender copies of all advertising by either Borrower or any of their respective Subsidiaries including copies of all print advertising and duplicate tapes of all video and radio advertising.

            ss.8.6. Corporate Existence; Maintenance of Properties. Each Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and those of its Subsidiaries. It (a) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in operating condition, repair and working order and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of such Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses.

            ss.8.7. Insurance. Each Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent. Starter will pay all premiums when due on the Life Insurance Policy and properly notify the Administrative Agent in writing of the death of the individual covered by the Life Insurance Policy. In the event of the death of such individual, regardless of whether an Event of Default shall have occurred and be continuing, the Borrowers agree that the Administrative Agent may, upon three Business Days prior written notice to the Borrowers, apply the proceeds of the Life Insurance Policy as a mandatory prepayment of the amounts payable hereunder and the other Loan Documents in such order of priority as is contemplated in ss.13.4.

            ss.8.8. Taxes. Each Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that such Borrower and each Subsidiary of such Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

            ss.8.9.  Inspection of Properties and Books, Etc.

            (a) General. Upon five (5) Business Days' prior notice by the Administrative Agent or any of the Lenders to the Borrowers, each Borrower shall permit the Lenders, through the Administrative Agent or any of the Lenders' other designated representatives, to visit and inspect any of the properties of such Borrower or any of its Subsidiaries, to examine the books of account of such Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of such Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all during normal business hours and at such reasonable intervals as the Administrative Agent or any Lender may reasonably request. The Administrative Agent may, at the Borrowers' expense, participate in or observe any physical count of inventory included in the Collateral.

            (b) Collateral Reports. No more than four times each calendar year (unless an Event of Default shall have occurred and be continuing, then as and when requested by the Administrative Agent), upon the request of the Administrative Agent, the Borrowers will cooperate with the Administrative Agent in connection with the preparation of a report of an independent collateral auditor satisfactory to the Administrative Agent (which may be affiliated with one of the Lenders) with respect to the Accounts Receivable and inventory components included in the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Report most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the Accounts Receivable (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of the Borrowers and their applicable Subsidiaries) and inventory (including verification as to the value, location and respective types). No more than one time each calendar year (unless an Event of Default shall have occurred and be continuing, then as and when requested by the Administrative Agent), upon the request of the Administrative Agent, the Borrowers will cooperate with the Administrative Agent in connection with the preparation of a report of an independent collateral auditor satisfactory to the Administrative Agent (which may be affiliated with one of the Lenders) with respect to the trademark and related intellectual property components included in the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Report most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the trademarks and related intellectual property collateral (including verification as to the value and respective types). All such collateral value reports shall be conducted and made at the expense of the Borrowers.

            (c) Environmental Assessments. At any time after an Event of Default shall have occurred and is continuing, or, whether or not an Event of Default shall have occurred and be continuing, at any time after the Administrative Agent or any Lender shall receive notice of any Spill, Release or threatened Release (each as defined under CERCLA) of Hazardous Substances from either Borrower, or shall have received notice from any other source deemed reliable by the Administrative Agent or such Lender that a Spill or Release of Hazardous Substances may have occurred, the Administrative Agent may, from time to time, in its discretion for the purpose of assessing and ensuring the value of any Real Estate, obtain one or more environmental assessments or audits of such Real Estate prepared by a hydrogeologist, an independent engineer or other qualified consultant or expert approved by the Administrative Agent to evaluate or confirm (i) whether any Hazardous Materials are present in the soil or water at such Real Estate and (ii) whether the use and operation of such Real Estate complies with all Environmental Laws. Environmental assessments may include without limitation detailed visual inspections of such Real Estate including any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as the Administrative Agent deems appropriate. The Administrative Agent shall give the Borrower prior notice of such environmental assessments and such environmental assessments shall be conducted and made at the expense of the Borrowers.

            (d) Communications with Accountants. Each Borrower authorizes the Administrative Agent and, if accompanied by the Administrative Agent, the Lenders to communicate directly with such Borrower's independent certified public accountants and authorizes such accountants to disclose to the Administrative Agent and the Lenders any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of such Borrower or any of its Subsidiaries. At the request of the Administrative Agent, such Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this ss.8.9(d).

            (e) Mystery Shopping. The Administrative Agent may from time to time, at the Borrowers' expense, conduct "mystery shopping" visits to any or all of either Borrower's or any of their respective Subsidiaries' business premises.

            ss.8.10. Compliance with Laws, Contracts, Licenses, and Permits. Each Borrower will, and will cause each of its Subsidiaries to, (a) comply in all material respects with the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (b) comply with the provisions of its charter documents and by-laws, (c) comply in all material respects with all agreements and instruments by which it or any of its properties may be bound, including without limitation, the Material Licensing Agreements, and (d) comply in all material respects with all applicable decrees, orders, and judgments. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that such Borrower or any of its Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which such Borrower or such Subsidiary is a party, such Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of such Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof. Without limiting the foregoing, each Borrower will continuously hold all permits and licenses required for the operation of its business, including, without limitation all licenses, permits and other certificates required by any Federal, state or local authority in connection with the ownership and operation of its business.

            ss.8.11. Employee Benefit Plans. Each Borrower will, and will cause each of its Subsidiaries to, (i) promptly upon filing the same with the Department of Labor or Internal Revenue Service, furnish to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under ss.103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (ii) promptly upon receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under ss.ss.302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a
Multiemployer Plan, under ss.ss.4041A, 4202, 4219, 4242, or 4245 of ERISA.

            ss.8.12. Use of Proceeds. Each Borrower will use the proceeds of the Loans solely to refinance on the Effective Date all of the Indebtedness of the Borrowers to the Administrative Agent and other lenders under the Existing Credit Agreement and for working capital and general corporate purposes. The Borrowers will obtain Letters of Credit solely for general working capital and general corporate purposes. No portion of the proceeds of any Loans is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of (a) knowingly purchasing, or providing credit support for the purchase of, Ineligible Securities from a Section 20 Subsidiary during any period in which such Section 20 Subsidiary makes a market in such Ineligible Securities, (b) knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period, any Ineligible Subsidiary, or (c) making, or providing credit support for the making of, payments of principal or interest on Ineligible Securities underwritten or privately placed by a Section 20 Subsidiary and issued by or for the benefit of the Borrower or any Subsidiary or other Affiliate of either Borrower.

            ss.8.13. Business. Each Borrower will, and will cause each of its Subsidiaries to, engage in the same or similar or related business as that conducted on the Effective Date.

            ss.8.14. Further Assurances. Each Borrower will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

            ss.8.15. Payment of Wages. The Borrowers and each of their Subsidiaries shall at all times comply, in all material respects, with the requirements of the Fair Labor Standards Act, as amended, including, without limitation, the provisions of such Act relating to the payment of minimum and overtime wages as the same may become due from time to time.

            ss.8.16. Cash Management System. The Borrowers will, and will cause each of their Subsidiaries to, utilize and maintain the Cash Management System for all deposits made by any of them. The Cash Management System shall be operated solely for the business of the Borrowers and their Subsidiaries.

            ss.8.17. Bank Accounts. The Borrowers will, and will cause each of its Subsidiaries to, together with the employees, agents and other Persons acting on behalf of the Borrowers or such Subsidiary, receive and hold in trust for the Administrative Agent and the Lenders all payments constituting proceeds of Accounts Receivable or other Collateral which come into their possession or under their control and, immediately upon receipt thereof, deposit such payments in the form received, with any appropriate endorsements, in one of the accounts designated as a central depository account on Schedule 7.22.

            ss.8.18. Lender Meeting. The Borrowers will, and will cause each of their Subsidiaries to, if requested by the Administrative Agent, participate in a meeting of the Lenders once during each fiscal year to be held at a location and a time selected by the Borrowers and acceptable to the Agents and Lenders.

            ss.8.19. Interest Rate Protection Arrangements. The Borrowers agree that within ten (10) Business Days after the Effective Date, they will enter into and maintain interest rate protection arrangements, in form and substance satisfactory to the Administrative Agent, in a notional amount of not less than $35,000,000, insuring that prior to the Maturity Date the LIBOR Rate used in determining the maximum annual interest rate applicable to the Loans shall not exceed a rate reasonably satisfactory to the Administrative Agent.

            ss.8.20. Auditor's Opinion. On or before April 14, 1998, the Borrowers shall provide the Agents and each of the Lenders an unqualified opinion by Ernst & Young LLP in respect of the financial statements referenced in ss.7.5(a).

            ss.8.21. Consulting Arrangements. The Borrowers shall maintain the consulting arrangements referenced in ss.11.13 (or replacement consulting arrangements satisfactory to the Administrative Agent and the Lenders) until the Administrative Agent has received the financial statements required under ss.8.4(a) in respect of the Borrowers' fiscal year ending on December 31, 1998.

            ss.8.22. Subordination Agreement. On or before April 14, 1998, the Borrowers and David Beckerman shall have entered into a Subordination Agreement (in form and substance satisfactory to the Administrative Agent and the Lenders in their sole discretion) in respect of certain fees, interest and other amounts charged by David Beckerman in connection with the Beckerman Guaranty; and at all times prior to the effectiveness of the Subordination Agreement, no such fees, interest or other amounts shall be payable or paid to David Beckerman by either Borrower or any of its respective Affiliates.

      ss.9. CERTAIN NEGATIVE COVENANTS OF THE BORROWERS. Each Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letter of Credit:

            ss.9.1. Restrictions on Indebtedness. Neither Borrower will, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

            (a) Indebtedness to the Lenders and the Administrative Agent arising under any of the Loan Documents;

            (b) current liabilities of such Borrower or such Subsidiary incurred in the ordinary course of business not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

            (c) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of ss.8.8;

            (d) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which such Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

            (e) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

            (f) obligations under Capitalized Leases not exceeding $3,000,000 in aggregate amount for all Borrowers and their respective Subsidiaries with respect to any fiscal year;

            (g) unsecured direct Indebtedness for borrowed money (excluding any guaranty or other contingent obligations) in an aggregate amount not to exceed $5,000,000 at any time; and

            (h) Indebtedness existing on the date hereof and listed and described on Schedule 9.1 hereto.

            ss.9.2. Restrictions on Liens. Neither Borrower will, and will not permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (f) enter into or permit to exist any arrangement or agreement which directly or indirectly prohibits either Borrower from creating or incurring any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind, other than pursuant to the Security Documents; provided that such Borrower and any Subsidiary of such Borrower may create or incur or suffer to be created or incurred or to exist:

                  (i) liens to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties other than Real Estate to secure claims for labor, material or supplies in respect of obligations not overdue;

                  (ii) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

                  (iii) liens on properties other than Real Estate in respect of judgments or awards, the Indebtedness with respect to which is permitted by ss.9.1(d);

                  (iv) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties other than Real Estate, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue;

                  (v) encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which such Borrower or a Subsidiary of such Borrower is a party, and other minor liens or encumbrances none of which in the opinion of such Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of such Borrower and its Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of such Borrower individually or of such Borrower and its Subsidiaries on a consolidated basis;

                  (vi) liens existing on the date hereof and listed on Schedule
      9.2 hereto;

                  (vii) purchase money security interests in or purchase money mortgages on real or personal property other than Real Estate acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by ss.9.1(g), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired; and

                  (viii) liens in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent under the Loan Documents.

            ss.9.3. Restrictions on Investments. Neither Borrower will, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except:

            (a) Investments in marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by such Borrower;

            (b) Investments in demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $2,000,000,000;

            (c) Investments in securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's Investors Services, Inc., and not less than "A 1" if rated by Standard and Poor's;

            (d) Investments existing on the date hereof and listed on Schedule
9.3 hereto;

            (e) Investments in the form of loans to employees of either Borrower, other than to David Beckerman or any family member of David Beckerman, not to exceed $100,000 in the aggregate at any time;

            (f) Investments in Starter Europe in an aggregate amount not to exceed $500,000 at any time and which are used for general working capital purposes only; and

            (g) extensions of trade credit in the ordinary course of business.

            ss.9.4. Distributions. The Borrowers will not make any Distributions; provided, that so long as no Default or Event of Default shall have occurred and be continuing under the Loan Documents (or would result therefrom), the Borrowers may make non-cash Distributions under (a) the Starter Corporation Stock Option Plan dated as of January 27, 1993, (b) the Starter Employee Stock Purchase Plan dated as of June 29, 1994, and (c) the Starter Non-Employee Director Stock Option Plan dated as of May 24, 1994, a copy of each of which has previously been delivered to the Administrative Agent.

            ss.9.5.  Merger, Consolidation and Disposition of Assets.

            (a) Neither of the Borrowers will, and will not permit any of their respective Subsidiaries to, become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except (i) the merger or consolidation of one or more of the Subsidiaries of the Borrowers with and into either Borrower, (ii) the merger or consolidation of two or more Subsidiaries of the Borrowers or (iii) any Investments permitted by the terms hereof.

            (b) Neither Borrower will, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any Asset Sale without the prior written consent of each of the Lenders.

            ss.9.6. Sale and Leaseback. Neither Borrower will, and neither will permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby such Borrower or any Subsidiary of such Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that such Borrower or any Subsidiary of such Borrower intends to use for substantially the same purpose as the property being sold or transferred.

            ss.9.7. Business. Neither Borrower will, and neither will permit any of its Subsidiaries to, (a) engage in any business other than (i) the business engaged in by such Person on the Effective Date, and similar and related businesses and (ii) such other lines of business as may be consented to the Administrative Agent and the Lenders or (b) enter into any management agreement with any Person except as permitted hereunder.

            ss.9.8. Compliance with Environmental Laws. Neither Borrower will, and neither will permit any of its Subsidiaries to conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law, including (a) using any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances in a manner that would violate Environmental Laws, (b) causing or permitting to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances in a manner that would violate Environmental Laws, (c) generating of any Hazardous Substances on any of the Real Estate in a manner that would violate Environmental Laws, or (d) conducting of any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate in a manner that would violate Environmental Laws.

            ss.9.9. Employee Benefit Plans. Neither Borrower, nor any of its Subsidiaries or any ERISA Affiliate will:

            (a) engage in any "prohibited transaction" within the meaning of ss.406 of ERISA or ss.4975 of the Code which could result in a material liability for such Borrower or any of its Subsidiaries; or

            (b) permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in ss.302 of ERISA, whether or not such deficiency is or may be waived; or

            (c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of such Borrower or any of its Subsidiaries pursuant to ss.302(f) or ss.4068 of ERISA; or

            (d) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of ss.4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.

            ss.9.10. Additional Shares. Neither Borrower will at any time, nor will either Borrower cause or permit any of its Subsidiaries at any time, to issue, sell or offer to sell any capital stock of any class which either (x) is preferred as to dividends or as to distributions of assets upon voluntary or involuntary dissolution, liquidation or winding up, or (y) is subject to mandatory redemption prior to the first anniversary of the Maturity Date at the option of the holders of such stock or upon the occurrence of a stated event.

            ss.9.11. Change of Fiscal Year. Neither Borrower nor any of its Subsidiaries shall change its fiscal year without the prior written consent of the Majority Lenders, provided that, such consent shall not be unreasonably withheld.

            ss.9.12. Total Commitment Amount. The Borrowers shall not cause or permit the Total Exposure to exceed the Maximum Available Amount.

            ss.9.13. Accounting Practices. Neither Borrower nor any of its Subsidiaries shall effect any significant change in its accounting practices or treatment except as may be permitted or required by generally accepted accounting principles and only after prior written notice to the Agents.

            ss.9.14. Limitation on Other Restrictions on Amendment of Loan Documents. Neither Borrower will, and will not permit any of its Subsidiaries to, enter into, suffer to exist or become or remain subject to any agreement or instrument to which such Person is a party or by which such Person or any property of such Person (now owned or hereafter acquired) may be subject or bound, except for the Loan Documents, that would prohibit or restrict in any manner (directly or indirectly and including by way of covenant representation or warranty or event of default), or require the consent of any Person to, any amendment to, or waiver or consent to departure from the terms of, any of the Loan Documents.

      ss.10. FINANCIAL COVENANTS OF THE BORROWERS. Each Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any combined Loans or the Administrative Agent has any obligation to issue, extend or renew any Letter of Credit:

            ss.10.1. Fixed Charge Coverage Ratio. As of the last day of any fiscal quarter ending after the Test Initiation Date, the Borrowers shall not permit the ratio of Consolidated Operating Cash Flow for the four fiscal-quarter period ending on such date to Consolidated Total Interest Expense for the four fiscal-quarter period ending on such date to be less than 1.00 to 1.

            ss.10.2. Consolidated Net Worth. The Borrowers shall not at any time permit the Consolidated Net Worth of Starter to be less than the sum of (x) $45,000,000 plus (y) fifty percent (50%) of Starter's positive Net Income (calculated on a cumulative basis) for each fiscal year of Starter ending on or after December 31, 1998. This covenant shall be tested annually, at the end of each fiscal year of Starter.

      ss.11. CONDITIONS TO EFFECTIVE DATE. The obligations of the Lenders to amend and restate the Existing Credit Agreement and to make the initial Loans and of the Administrative Agent to issue any initial Letter of Credit, shall be subject to the satisfaction of the following conditions precedent on or prior to March 31, 1998:

            ss.11.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders. Each Lender shall have received a fully executed copy of each such document, certified as true and correct by the Borrowers.

            ss.11.2. Certified Copies of Charter Documents. Each of the Agents shall have received from each Borrower and each of its Subsidiaries a copy, certified by a duly authorized officer of such Person to be true and complete on the Effective Date, of each of (a) its charter or other incorporation documents as in effect on such date of certification, and (b) its by-laws as in effect on such date.

            ss.11.3. Corporate Action. All corporate action necessary for the valid execution, delivery and performance by each Borrower and each of its Subsidiaries of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Agents shall have been provided to each of the Agents.

            ss.11.4. Incumbency Certificates. Each of the Agents shall have received from each Borrower and each of the Borrowers' Subsidiaries an incumbency certificate, dated as of the Effective Date, signed by a duly authorized officer of such Person, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of Person, each of the Loan Documents to which such Person is or is to become a party; (b) in the case of such Borrower, to make Loan Requests and apply for Letters of Credit; and (c) to give notices and to take other action on such Persons behalf under the Loan Documents.

            ss.11.5. Legality of Transactions. No change in applicable law shall have occurred as a consequence of which it shall have become and continue to be unlawful (a) for any Lender or the Administrative Agent to perform any of its agreements or obligations under any of the Loan Documents to which any such Person is a party on the Effective Date or (b) for either Borrower or any of its Subsidiaries to perform any of its agreements or obligations under any of the Loan Documents to which it is a party on the Effective Date.

            ss.11.6. Validity of Liens. The Security Documents shall be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and lien upon the Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests (including without limitation payment of all applicable filings and recording charges and taxes) shall have been duly effected. The Administrative Agent shall have received evidence thereof in form and substance satisfactory to the Administrative Agent.

            ss.11.7. UCC Search Results. The Administrative Agent shall have received UCC searches with respect to the Collateral, indicating no liens other than Permitted Liens and otherwise in form and substance satisfactory to the Administrative Agent.

            ss.11.8. Certificates of Insurance. The Administrative Agent shall have received (a) a certificate of insurance from an independent insurance broker dated as of the Effective Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained and endorsed to the Administrative Agent for the benefit of the Lenders and (b) certified copies of all policies evidencing such insurance (or certificates therefore signed by the insurer or an agent authorized to bind the insurer).

            ss.11.9. Proceedings and Documents. All corporate, partnership, governmental and other proceedings in connection with the transactions contemplated by the Loan Documents and all instruments and documents incidental thereto, shall be in form and substance reasonably satisfactory to the Lenders and the Lenders shall have received all such counterpart originals or certified or other copies of all such instruments and documents as the Lenders shall have reasonably requested.

            ss.11.10. Borrowers' Condition. The Lenders shall be satisfied that the financial statements referred to in ss.7.5 fairly present the business and financial condition of the Borrowers, as at and for the periods ending on the respective dates thereof, and that, except for changes described in writing to the Lenders and acceptable to them, there has been no material adverse change in the assets, business or condition (financial or otherwise) of either Borrower since the applicable dates set forth in ss.7.5 hereof.

            ss.11.11. Opinion of Counsel. Each of the Lenders and the Agents shall have received a favorable legal opinion addressed to the Lenders and the Agents, dated as of the Effective Date, in form and substance satisfactory to the Lenders and the Agents, from:

            (a) Cummings & Lockwood, counsel to the Borrowers, their
Subsidiaries;

            (b) Karp & Langerman, P.C., counsel to David Beckerman;

            (c) Emmet, Marvin & Martin, LLP, counsel to David Beckerman and The Bank of New York; and

            (d) Apperson, Crump & Maxwell, PLC, Tennessee counsel to the Borrowers and their Subsidiaries.

            ss.11.12. Payment of Arranger's and Administrative Agent's Fees. The Borrowers shall have paid the fees to the Arranger and the Administrative Agent pursuant to ss.5.1.

            ss.11.13. Consulting Arrangements. The Administrative Agent and the Lenders shall have received evidence satisfactory to the Administrative Agent and the

Lenders that the Borrowers have entered into business consulting arrangements with a consultant satisfactory to the Lenders and the Administrative Agent, on terms satisfactory to the Administrative Agent and the Lenders.

            ss.11.14. Projections. The Administrative Agent shall have received
(i) projected financial statements of the Borrowers (including projected consolidated and the consolidating balance sheets of the Borrowers and their Subsidiaries, and the related consolidated and consolidating statements of income and statements of cash flow, each in reasonable detail) and Borrowing Base availability projections, in each case in respect of the Borrowers' fiscal year ending December 31, 1998, in form and substance satisfactory to the Lenders and the Agents, and (ii) evidence satisfactory to the Lenders and the Agents that the foregoing projections have been reviewed and approved by Altman & Co.

            ss.11.15. Cash Management System. The Borrowers shall have created a cash management system (the "Cash Management System") satisfactory to the Administrative Agent, and all agreements related thereto shall have been delivered to the Administrative Agent and shall be satisfactory to the Administrative Agent.

            ss.11.16. Borrowing Base Report. The Administrative Agent shall have received from the Borrowers the initial Borrowing Base Report as of the Effective Date.

            ss.11.17. Accounts Receivable Aging Report. The Administrative Agents shall have received from the Borrowers the most recent Accounts Receivable aging report of the Borrowers and their Subsidiaries dated as of a date which shall be no more than fifteen (15) days prior to the Effective Date and the Borrowers shall notify the Administrative Agent in writing on the Effective Date of any material deviation from the Accounts Receivable values reflected in such Accounts Receivable aging report and shall provide the Administrative Agent with such supplementary documentation as the Administrative Agent may reasonably request.

            ss.11.18. Field Exams. The Lenders shall have received copies of the field exams conducted by the Lender's commercial financial examiners, such exams to be in form, substance and detail satisfactory to the Lenders in all respects.

            ss.11.19. Material Licensing Agreements; Licensor Consents. The Lenders and the Agents shall have received certified copies of all Material Licensing Agreements in effect on the Effective Date, each in form and substance satisfactory to the Lenders and the Agents, together with fully executed original licensor consents and agreements in form and substance satisfactory to the Lenders and the Agents (the "Licensor Consents") in respect of each such Material Licensing Agreement.

            ss.11.20. Leases; Lessor Agreements. The Lenders and the Agents shall have received certified copies of all real property leases to which either of the Borrowers or any of their Subsidiaries is a party, each in form and substance satisfactory to the Lenders and the Agents, together with fully executed original lessor consents and agreements in form and substance satisfactory to the Lenders and the Agents (the "Lessor Agreements") in respect of each such lease.

            ss.11.21. Consents. The Original Banks that will not be a party to this Credit Agreement shall have consented in writing to the transactions contemplated hereby on terms satisfactory to the Administrative Agent.

      ss.12. CONDITIONS TO ALL BORROWINGS. The obligations of the Lenders to make any Loan, and the Administrative Agent to issue, extend or renew any Letter of Credit in each case whether on or after the Effective Date, shall also be subject to the satisfaction of the following conditions precedent:

            ss.12.1. Representations True; No Event of Default. Each of the representations and warranties of the Borrowers and their Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

            ss.12.2. No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Loan or participate in the issuance, extension or renewal of such Letter of Credit, or in the opinion of the Administrative Agent would make it illegal for the Administrative Agent to issue, extend or renew such Letter of Credit.

            ss.12.3. Governmental Regulation. Each Lender shall have received such statements in substance and form reasonably satisfactory to such Lender as such Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

            ss.12.4. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lenders and to the Administrative Agent and the Administrative Agent's Special Counsel, and the Lenders, the Administrative Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.

            ss.12.5. Borrowing Base Report. The Administrative Agent shall have received from the Borrowers the most recent Borrowing Base Report required to be delivered to the Administrative Agent in accordance with ss.8.4(f) and, if requested by the Administrative Agent, a Borrowing Base Report dated within five
(5) days of the Drawdown Date of the requested Loan.

      ss.13.  EVENTS OF DEFAULT; ACCELERATION; ETC.

            ss.13.1. Events of Default and Acceleration. If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

            (a) either Borrower shall fail to pay any principal of the Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

            (b) either Borrower, any of its Subsidiaries or David Beckerman shall fail to pay any interest on the Loans, the facility fee, the Administrative Agent's and Arranger's fees, the Letter of Credit Fees or other sums due hereunder or under any of the other Loan Documents, after the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

            (c) David Beckerman shall fail to comply with any covenants in the Beckerman Guaranty;

            (d) either Borrower shall fail to comply with any of its covenants contained in ss.ss. 8, 9 or 10;

            (e) either Borrower, any of its Subsidiaries or David Beckerman shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this ss.13.1) for thirty (30) days after written notice of such failure has been given to such Borrower by the Administrative Agent;

            (f) any representation or warranty of either Borrower, any of its Subsidiaries or David Beckerman in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

            (g) either Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace (not to exceed thirty (30) days), any obligation in excess of $500,000 for borrowed money or credit received or in respect of any Capitalized Leases, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing an amount presently outstanding in excess of $500,000 in respect of borrowed money or credit received or in respect of any Capitalized Leases for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

            (h) either Borrower, any of its Subsidiaries or David Beckerman shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of such Borrower, any of its Subsidiaries or David Beckerman or of any substantial part of the assets of such Borrower, any of its Subsidiaries or David Beckerman or shall commence any case or other proceeding relating to such Borrower, any of its Subsidiaries or David Beckerman under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against such Borrower, any of its Subsidiaries or David Beckerman and such Borrower, any of its Subsidiaries or David Beckerman shall indicate its approval thereof, consent thereto, acquiescence therein or otherwise remain undismissed for a period of sixty (60) days;

            (i) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating either Borrower, any of its Subsidiaries or David Beckerman bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of such Borrower, any Subsidiary of such Borrower or David Beckerman in an involuntary case under federal bankruptcy laws as now or hereafter constituted (which order is not dismissed within sixty (60) days after the entry thereof);

            (j) there shall remain in force, undischarged, unsatisfied, unstayed for more than thirty (30) days, whether or not consecutive, any final judgment (unless bonded pending appeal) against the Borrowers or any of their Subsidiaries that, with other outstanding final judgments, undischarged, against the Borrowers or any of their Subsidiaries exceeds in the aggregate $500,000;

            (k) if any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of either Borrower, any of its Subsidiaries or David Beckerman party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

            (l) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrowers or any of their Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

            (m) either Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

            (n) there shall occur any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of either Borrower or any of its Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a material adverse effect on the business or financial condition of such Borrower or such Subsidiary;

            (o) the Borrowers or any of their Subsidiaries shall be indicted for a federal crime, a punishment for which could include the forfeiture of any assets of the Borrowers or such Subsidiaries, such assets of the Borrowers or such Subsidiaries having a fair market value in excess of $100,000;

            (p) the Borrowers or any of their Subsidiaries shall be in default under any Material Licensing Agreement and such default shall not have been cured to the satisfaction of the licensor under such Material Licensing Agreement, or any of such Material Licensing Agreements shall have been terminated or not renewed (other than Material Licensing Agreements which relate to specific special events (i.e. Olympics) that mature by their terms);

            (q) the Borrowers or any of their Subsidiaries shall lose any other license, permit, lease or other agreement, the loss of which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on either Borrower or any of its Subsidiaries;

            (r) David Beckerman shall, at any time, legally or beneficially own less than fifty-one percent (51%) of the issued and outstanding capital stock of Starter, on a fully diluted basis;

            (s) Starter and/or the wholly owned Subsidiaries of Starter shall, at any time, legally or beneficially own less than one hundred percent of the issued and outstanding capital stock of each of Starter Galt, Starter Europe, Far East and Starter Outlet on a fully diluted basis; or

            (t) David Beckerman shall die or become legally incapacitated;

then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Majority Lenders shall, by notice in writing to the Borrowers declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; provided that in the event of any Event of Default specified in ss.ss.13.1(h), 13.1(i) or 13.1(k), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Lender; provided further that in the event of any Event of Default specified in ss.ss.13.1(h), 13.1(i) or 13.1(k), the Total Commitments of the Lenders shall immediately terminate and all such amounts owing shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or the Lenders. No remedy herein conferred upon the Lenders is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

            ss.13.2. Termination of Commitments. If any one or more of the Events of Default specified in ss.13.1(h), ss.13.1(i) or ss.13.1(k) shall occur, any unused portion of the Total Commitment hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Loans to the Borrowers and the Administrative Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit and the Borrowers shall pay to the Administrative Agent an amount equal to the sum of the Maximum Drawing Amount, plus all Unpaid Reimbursement Obligations to be held by the Administrative Agent as cash collateral as contemplated by ss.4.3(c). If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date or other date for issuing, extending or renewing any Letter of Credit the conditions precedent to the making of the Loans to be made on such Drawdown Date or (as the case may be) to issuing, extending or renewing such Letter of Credit on such date are not satisfied, the Administrative Agent may and, upon the request of the Majority Lenders, shall, by notice to the Borrowers, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Loans and the Administrative Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit and the Borrowers shall pay to the Administrative Agent an amount equal to the sum of the Maximum Drawing Amount, plus all Unpaid Reimbursement Obligations to be held by the Administrative Agent as cash collateral as contemplated by ss.4.3(c). No termination of the credit hereunder shall relieve either Borrower or any of its Subsidiaries of any of the Obligations.

            ss.13.3. Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to ss.13.1, each Lender, if owed any amount with respect to the Loans or the Reimbursement Obligations, may, with the consent of the Majority Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or the Administrative Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

            ss.13.4. Distribution of Collateral Proceeds. In the event that the Administrative Agent receives the proceeds of the Life Insurance Policy or in the event that, following the occurrence or during the continuance of any Default or Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

            (a) First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

            (b) Second, to all other Obligations in such order or preference as the Majority Lenders may determine; provided, however, that distributions in respect of such obligations shall be made (i) pari passu among Obligations with respect to the Administrative Agent's and Arranger's fees payable pursuant to ss.5.1 and all other Obligations and (ii) Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses, shall be made among the Lenders pro rata; and provided, further, that the Administrative Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

            (c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Administrative Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to ss.9-504(1)(c) of the Uniform Commercial Code of the State of Connecticut as in effect from time to time; and

            (d) Fourth, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto.

      ss.14. SETOFF. Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Lenders to either Borrower and any securities or other property of such Borrower in the possession of such Lender may be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of such Borrower to such Lender. Each of the Lenders agrees with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of the Borrowers to such Lender, other than Indebtedness evidenced by the Notes held by such Lender or constituting Reimbursement Obligations owed to such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Lender or constituting Reimbursement Obligations owed to such Lender, and (b) if such Lender shall receive from either Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, or constituting Reimbursement Obligations owed to, such Lender by proceedings against such Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by, or Reimbursement Obligations owed to, such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by, and Reimbursement Obligations owed to, all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it or Reimbursement Obligations owed to it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

      ss.15.  THE AGENTS.

            ss.15.1. Authorization. The Administrative Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Administrative Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent. The relationship between the Administrative Agent and the Lenders is and shall be that of agent and principal only, and nothing contained in this Credit Agreement or any of the other Loan Documents shall be construed to constitute the Administrative Agent as a trustee for any Lender. The Syndication Agent shall have no independent powers, duties or obligations under this Credit Agreement.

            ss.15.2. Employees and Agents. The Administrative Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Administrative Agent may utilize the services of such Persons as the Administrative Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrowers.

            ss.15.3. No Liability. Neither the Administrative Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Administrative Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence.

            ss.15.4. No Representations. The Administrative Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, any Letter of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrowers or any of their Subsidiaries, or, except as expressly provided for herein, be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes or to inspect any of the properties, books or records of the Borrowers or any of their Subsidiaries. The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrowers or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial condition of the Borrowers or any of their Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

            ss.15.5.  Payments.

            (a) A payment by the Borrowers to the Administrative Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Administrative Agent agrees promptly to distribute to each Lender such Lender's pro rata share of payments received by the Administrative Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

            (b) If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

            (c) Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Lender that fails (i) to make available to the Administrative Agent its pro rata share of any Loan or to purchase a Letter of Credit Participation or (ii) to comply with the provisions of ss.15 with respect to making dispositions and arrangements with the other Lenders, where such Lender's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a "Delinquent Lender") and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrowers, whether on account of outstanding Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. The Delinquent Lender hereby authorizes the Administrative Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and Unpaid Reimbursement Obligations of the nondelinquent Lenders, the Lenders' respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

            ss.15.6. Holders of Notes. The Administrative Agent may deem and treat the payee of any Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

            ss.15.7. Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Administrative Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Administrative Agent has not been reimbursed by the Borrowers as required by ss.16), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Administrative Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Administrative Agent's willful misconduct or gross negligence.

            ss.15.8. Agents as Lenders. In their respective individual capacities, BankBoston and Citibank shall each have the same obligations and the same rights, powers and privileges in respect to its respective Commitment and the Loans made by it, and as the holder of any of the Notes and as the purchaser of any Letter of Credit Participation, as it would have were it not also the Administrative Agent and Syndication Agent, respectively.

            ss.15.9. Resignation. The Administrative Agent may resign at any time by giving sixty (60) days' prior written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Administrative Agent shall be reasonably acceptable to the Borrowers. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a financial institution having a rating of not less than [A] or its equivalent by Standard & Poor's Corporation. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

            ss.15.10. Notification of Defaults and Events of Default. Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Administrative Agent thereof. The Administrative Agent hereby agrees that upon receipt of any notice under this ss.15.10 it shall promptly notify the other Lenders of the existence of such Default or Event of Default.

            ss.15.11. Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Administrative Agent shall, if (a) so requested by the Majority Lenders and (b) the Lenders have provided to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Majority Lenders may direct the Administrative Agent in writing as to the method and the extent of any such sale or other disposition, the Lenders hereby agreeing to indemnify and hold the Administrative Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent's compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

      ss.16. EXPENSES. The Borrowers agree to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Administrative Agent, any of the Lenders or any of their affiliates (other than taxes based upon the Administrative Agent's, any Lender's or any affiliate's net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrowers hereby agreeing to indemnify the Administrative Agent, each Lender and each affiliate with respect thereto), (c) the reasonable fees, expenses and disbursements of the Administrative Agent's Special Counsel or any local counsel to the Administrative Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder,
(d) the fees, expenses and disbursements incurred by the Agents or the Arranger in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all commercial finance examination, appraisal, environmental, survey and related charges, (e) any fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Administrative Agent in establishing, maintaining or handling agency accounts, lock box accounts and other accounts for the collection of any of the Collateral; (f) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, which attorneys may be employees of any Lender or the Administrative Agent, and reasonable consulting, accounting, auditing, appraisal, investment banking and similar professional fees and charges) incurred by any Lender, the Administrative Agent or any of their affiliates in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrowers or any of their Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender's, the Administrative Agent's or any of their affiliates relationship with the Borrowers or any of their Subsidiaries and (g) all reasonable fees, expenses and disbursements of any Lender or the Administrative Agent incurred in connection with UCC searches, UCC filings or mortgage recordings. The covenants of this ss.16 shall survive payment or satisfaction of all other Obligations.

      ss.17. INDEMNIFICATION. The Borrowers agree to indemnify and hold harmless the Administrative Agent, the Syndication Agent, the Arranger, the Lenders and their affiliates from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrowers or any of their Subsidiaries of the proceeds of any of the Loans or any Letters of Credit, (b) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrowers or any of their Subsidiaries comprised in the Collateral, (c) the Borrowers or any of their Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (d) with respect to the Borrowers and their Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, the Lenders, the Administrative Agent, the Syndication Agent, the Arranger and their affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrowers agree to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrowers under this ss.17 are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this ss.17 shall survive payment or satisfaction in full of all other Obligations provided, however, that the Borrowers and their Subsidiaries shall have no obligation hereunder to the Administrative Agent, the Syndication Agent, the Arranger or the applicable Lender, as the case may be, with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Administrative Agent, the Syndication Agent, the Arranger or such Lender.

      ss.18. SURVIVAL OF COVENANTS, ETC. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrowers or any of their Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans and the issuance, extension or renewal of any Letter of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans hereunder or the Administrative Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Lender or the Administrative Agent at any time by or on behalf of either Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Borrower or such Subsidiary hereunder.

      ss.19.  ASSIGNMENT AND PARTICIPATION.

            ss.19.1. Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it and its participation interest in the risk relating to any Letter of Credit); provided that (a) the Administrative Agent and, so long as no Event of Default has occurred, the Borrowers shall have given their prior written consent to such assignment (such consent not be unreasonably withheld), other than assignments to Affiliates of the assigning Lender which shall not require such consent, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Credit Agreement,
(c) each assignment shall be in an amount that is not less than $5,000,000 unless such assigning Lender is assigning its entire Commitment or unless the assignee is at the time of the assignment a Lender under this Credit Agreement, and (d) the parties to such assignment shall execute and deliver to the Administrative Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit C hereto (an "Assignment and Acceptance"), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five

(5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (ii) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Administrative Agent of the registration fee referred to in ss.19.3, be released from its obligations under this Credit Agreement.

            ss.19.2. Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows: (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto; (b) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers and their Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrowers and their Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in ss.7.5 and ss.8.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (d) such assignee will, independently and without reliance upon the assigning Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement; (e) such assignee represents and warrants that it is an Eligible Assignee; (f) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Lender; (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; and (i) such assignee acknowledges that it has made arrangements with the assigning Lender satisfactory to such assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit.

            ss.19.3. Register. The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment Percentage of, and principal amount of the Loans owing to, and Letter of Credit Participations purchased by, the Lenders from time to time. The entries in the

Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrowers and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Administrative Agent a registration fee in the sum of $2,500.00.

            ss.19.4. New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Administrative Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrowers and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice, the Borrowers, at their own expense, shall execute and deliver to the Administrative Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such in Assignment and Acceptance and shall otherwise be substantially the form of the assigned Notes. Within five (5) days of issuance of any new Notes pursuant to this ss.19.4, the Borrowers shall deliver an opinion of counsel, addressed to the Lenders and the Administrative Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Lenders. The surrendered Notes shall be canceled and returned to the Borrowers.

            ss.19.5. Participations. Each Lender may sell participations to one or more banks or other entities in all or a portion of such Lender's rights and obligations under this Credit Agreement and the other Loan Documents; provided that (a) each such participation shall be in an amount of not less than $5,000,000 or multiples thereof, (b) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrowers,
(c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such participant, reduce the amount of any facility fees or Letter of Credit Fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest, (d) release of any substantial portion of the Collateral for the Loans except as permitted in ss.9.5 hereof, and (e) so long as not Event of Default shall have occurred and be continuing, the Borrowers shall have given their prior consent to such participation (such consent not to be unreasonably withheld or delayed); further, provided, that if BankBoston or any successor Administrative Agent sells participations and such sale or sales causes such Person's Commitment Percentage less the participations sold by such Person to be less than ten percent

(10%), then the Administrative Agent shall resign as Administrative Agent in accordance with ss.15.9 hereof.

            ss.19.6. Disclosure. The Borrowers agree that in addition to disclosures made in accordance with standard and customary banking practices any Lender may disclose information obtained by such Lender pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (a) to treat in confidence such information, (b) not to disclose such information to a third party and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

            ss.19.7. Assignee or Participant Affiliated with the Borrowers. If any assignee Lender is an Affiliate of the Borrowers, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to ss.13.1 or ss.13.2, and the determination of the Majority Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to such assignee Lender's interest in any of the Loans. If any Lender sells a participating interest in any of the Loans or Reimbursement Obligations to a participant, and such participant is an Borrower or an Affiliate of an Borrower, then such transferor Lender shall promptly notify the Administrative Agent of the sale of such participation. A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to ss.13.1 or ss.13.2 to the extent that such participation is beneficially owned by either Borrower or any Affiliate of such Borrower, and the determination of the Majority Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Loans to the extent of such participation.

            ss.19.8. Miscellaneous Assignment Provisions. If any assignee Lender is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrowers and the Administrative Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. If BankBoston or any successor Administrative Agent transfers any of its interest, rights and obligations under this Credit Agreement and such transfer causes such Person's Commitment Percentage to be less than ten percent (10%), the Administrative Agent shall, in consultation with the Borrowers and with the consent of the Borrowers and the Majority Lenders, (a) appoint another Lender to act as a reference bank hereunder and (b) resign as Administrative Agent in accordance with ss.15.9 hereof. Anything contained in this ss.19 to the contrary notwithstanding, any Lender may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Lenders organized under ss.4 of the Federal Reserve Act, 12 U.S.C. ss.341. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

            ss.19.9. Assignment by Borrowers. Neither Borrower shall assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders.

      ss.20. NOTICES, ETC. Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any Letter of Credit Application shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

            (a) if to the Borrowers, 370 James Street, New Haven, Connecticut 06513, Attention: Mr. John C. Warfel, Senior Vice President, or at such other address for notice as the Borrowers shall last have furnished in writing to the Person giving the notice;

            (b) if to the Administrative Agent, at 100 Federal Street, Mail Stop 01-09-06, Boston, Massachusetts 02110, Attention: Robert S. Allen, or such other address for notice as the Administrative Agent shall last have furnished in writing to the Person giving the notice;

            (c) if to the Syndication Agent, at 399 Park Avenue, New York, New York 10043, Attention: Claudia Slacik, or such other address for notice as the Administrative Agent shall last have furnished in writing to the Person giving the notice;

            (d) if to any Lender, at such Lender's address set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

      Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and
(ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

      ss.21. GOVERNING LAW. THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS, ARE CONTRACTS UNDER THE LAWS OF THE STATE OF CONNECTICUT AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF CONNECTICUT (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF

CONNECTICUT OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWERS IN ACCORDANCE WITH GOVERNING LAW AT THE ADDRESS SPECIFIED IN ss.21. EACH BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT IN THE STATE OF CONNECTICUT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

      ss.22. HEADINGS. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

      ss.23. COUNTERPARTS. This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

      ss.24. ENTIRE AGREEMENT, ETC. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in ss.26.

      ss.25. WAIVER OF JURY TRIAL. Each Borrower, as an inducement to the Administrative Agent and the Lenders to enter into this Credit Agreement, hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of which rights and obligations. Except as prohibited by law, each Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary or punitive damages or any damages other than, or in addition to, actual damages. Each Borrower (a) certifies that no representative, agent or attorney of any Lender or the Administrative Agent has represented, expressly or otherwise, that such Lender or the Administrative Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Administrative Agent and the Lenders have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

      ss.26. CONSENTS, AMENDMENTS, WAIVERS, ETC. Neither this Credit Agreement, any of the Loan Documents, nor any term hereof or thereof may be amended, nor may any provision hereof or thereof be waived, except by an instrument in writing signed by the Majority Lenders and, in the case of an amendment, by the Borrowers, except that in the event of (a) any increase in the amount of any Commitment (other than by way of assignment pursuant to ss.19 hereof), (b) any delay or extension in the terms of or any scheduled reduction or increase of Commitments or repayment of the Loans as provided in ss.2.1 hereof, (c) any reduction in principal, interest or fees due hereunder or postponement of the payment thereof, (d) any release of Starter Outlet from the obligations under its Guaranty, release of David Beckerman from the obligations under the Beckerman Guaranty (other than automatic reductions or releases pursuant to the express terms of the Beckerman Guaranty) or the release of any substantial portion of the Collateral for the Loans except as permitted in ss.9.5 hereof, (e) any waiver of any Default or Event of Default due to the failure by the Borrowers to pay any sum due to any of the Lenders hereunder, (f) any amendment of the definition of Permitted Overadvance Amount, (g) any amendment by more than twenty percent (20%) of the amount of the Clean Down Amount in ss.2.1 hereof, (h) any amendment of this ss.26 or of the definition of Majority Lenders or of any portion of this Credit Agreement as they relate to the relative priorities of payment among the Obligations, (i) any amendment to ss.3.2(b), or (j) any amendment of the advance rates under the Borrowing Base, any amendment or waiver of consent may be made only by an instrument in writing signed by each of the Lenders and, in the case of an amendment, by the Borrowers. Any amendment to any provision hereunder or under any other Loan Document governing the rights, obligations or liabilities of the Administrative Agent or the Syndication Agent, including, without limitation, of the amount of the Administrative Agent's and Arranger's fees or any Letter of Credit Fees payable for the Administrative Agent's and the Syndication Agent's account, in each case in its capacity as such, will be effective only if any instrument in writing has been signed by each such affected Person. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrowers shall entitle the Borrowers to other or further notice or demand in similar or other circumstances. Any party hereto that fails to respond in accordance with the terms hereof within 10 Business Days after delivery to such party in accordance with the terms hereof of a request from the other parties hereto for any amendment, waiver or other action under this ss.26 shall be deemed to have consented to the requested action. So long as no Default or Event of Default shall be continuing, the Borrowers and the Administrative Agent may agree to replace any Lender that fails or refuses to consent to a requested amendment, waiver or other action under this ss.26. In such event, the Borrowers and the Administrative Agent may require such non-consenting Lender to (and such non-consenting Lender shall) assign pursuant to ss.19 all of its rights and obligations under this Credit Agreement and the other Loan Documents to another Lender or Eligible Assignee selected by the Borrowers and satisfactory to Administrative Agent, for a purchase price equal to the outstanding principal amount of all Loans, Unpaid Reimbursement Obligations, accrued interest, fees and other amounts owing to such Lender; provided that (1) neither Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or Eligible Assignee, and (2) the Borrowers shall pay all registration fees and other amounts due under ss.19 in connection with such replacement of the non-consenting Lender prior to (and as a condition of) such Lender being replaced.

      ss.27. SEVERABILITY. The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

      ss.28. LIMITATION OF LIABILITY. EXCEPT AS PROHIBITED BY APPLICABLE LAW, EACH BORROWER WAIVES ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER IN ANY PROCEEDING REFERRED TO IN ss.25 ANY SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH BORROWER (A) CERTIFIES THAT NONE OF THE ADMINISTRATIVE AGENT, THE DOCUMENTATION AGENT OR ANY LENDER OR ANY REPRESENTATIVE, AGENT, OR ATTORNEY OF SUCH PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PERSON WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT, IN ENTERING INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH SUCH PERSON IS A PARTY, THAT SUCH PERSON IS RELYING UPON, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS ss.28.

      ss.29. COMMERCIAL TRANSACTION; PREJUDGMENT REMEDY WAIVER. EACH BORROWER REPRESENTS, WARRANTS AND ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE A PART IS A "COMMERCIAL TRANSACTION" WITHIN THE MEANING OF CHAPTER 903A OF CONNECTICUT GENERAL STATUTES, AS AMENDED. EACH BORROWER HEREBY WAIVES ITS RIGHT TO NOTICE AND PRIOR COURT HEARING OR COURT ORDER UNDER CONNECTICUT GENERAL STATUTES SECTIONS 52-278a ET. SEQ. AS AMENDED OR UNDER ANY OTHER STATE OR FEDERAL LAW WITH RESPECT TO ANY AND ALL PREJUDGMENT REMEDIES THE ADMINISTRATIVE AGENT OR THE LENDERS MAY EMPLOY TO ENFORCE THEIR RIGHTS AND REMEDIES HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS. EACH BORROWER ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT'S ATTORNEY AND/OR ANY LENDER'S ATTORNEY MAY, PURSUANT TO CONN. GEN. STAT. ss.52-278f, ISSUE A WRIT FOR A PREJUDGMENT REMEDY WITHOUT SECURING A COURT ORDER. EACH BORROWER ACKNOWLEDGES AND RESERVES ITS RIGHT TO NOTICE AND A HEARING SUBSEQUENT TO THE ISSUANCE OF A WRIT FOR PREJUDGMENT REMEDY AS AFORESAID AND THE ADMINISTRATIVE AGENT AND THE LENDERS ACKNOWLEDGE SUCH BORROWER'S RIGHT TO SAID HEARING SUBSEQUENT TO THE ISSUANCE OF SAID WRIT.

      ss.30. EFFECTIVE DATE. This Credit Agreement shall become effective among the parties hereto as of the Effective Date. Until the Effective Date, the terms of the Existing Credit Agreement shall remain in full force and effect.

      ss.31. MARSHALLING. The Lenders and Administrative Agent shall not be required to marshal any present or future collateral security for the Borrowers' obligations to the Lenders and the Administrative Agent under this Credit Agreement or the other Loan Documents or to resort to such collateral security or other assurances of payment in any particular order, and all of the rights of the Lenders and Administrative Agent in respect of such collateral security shall be cumulative and in addition to all other rights, however existing or arising. To the extent that they lawfully may, each of the Borrowers hereby agrees that it will not invoke any law relating to the marshalling of collateral, or any other right or procedure which might cause delay in or impede the rights of the Lenders and the Administrative Agent under any document, agreement or instrument evidencing or securing the Borrowers' obligations to the Lenders and the Administrative Agent under this Credit Agreement or the Loan Documents and, to the extent that they lawfully may, each of the Borrowers hereby irrevocably waives the benefits of all such laws, rights and procedures.

      ss.32. CONSENT TO JURISDICTION, CONSULTATION WITH COUNSEL. Each of the Borrowers agrees that the following courts: (i)state court - any state or local court of the State of Connecticut and (ii) federal court - United States District Court for the State of Connecticut, or at the option of the Administrative Agent, any court in which the Administrative Agent shall initiate legal or equitable proceedings and which has subject matter jurisdiction over the matter in controversy, shall have exclusive jurisdiction to hear and determine any claims or disputes between any Borrower and the Lenders and/or the Administrative Agent pertaining directly or indirectly to this Credit Agreement and/or the other Loan Documents or to any matter arising therefrom. Each Borrower expressly submits and consents in advance to such jurisdiction in any action or proceeding commenced in such courts, hereby waiving personal service of the summons and complaint, or other process or papers issued therein, and agreeing that service of such summons and complaint, or other process or papers, may be made by registered or certified mail addressed to such Borrower at the address set forth above. Each Borrower acknowledges that it has carefully read this Credit Agreement and that it has had an opportunity to consult with an attorney of its own selection before signing it and each Borrower understands the effects of this Credit Agreement and is signing it voluntarily.

      ss.33.  TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.

            33.1. Sharing of Information with Section 20 Subsidiary. Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Borrower or one or more of its Subsidiaries, in connection with this Credit Agreement or otherwise, by a Section 20 Subsidiary. Each Borrower, for itself and each of its Subsidiaries, hereby authorizes (a) such Section 20 Subsidiary to share with the Administrative Agent and each Lender any information delivered to such Section 20 Subsidiary by such Borrower or any of its Subsidiaries, and (b) the Administrative Agent and each Lender to share with such Section 20 Subsidiary any information delivered to the Administrative Agent or such Lender by such Borrower or any of its Subsidiaries pursuant to this Credit Agreement, or in connection with the decision of such Lender to enter into this Credit Agreement; it being understood, in each case, that any such Section 20 Subsidiary receiving such information shall be bound by the confidentiality provisions of this Credit Agreement. Such authorization shall survive the payment and satisfaction in full of all of Obligations.

            33.2. Confidentiality. Each of the Lenders and the Administrative Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrowers or any of their Subsidiaries pursuant to this Credit Agreement that is identified by such Person as being confidential at the time the same is delivered to the Lenders or the Administrative Agent, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this ss.33, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Lenders or the Administrative Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Lender or the Administrative Agent, or to auditors or accountants, (e) to the Administrative Agent, any Lender or any
Section 20 Subsidiary, (f) in connection with any litigation to which any one or more of the Lenders, the Administrative Agent or any Section 20 Subsidiary is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Subsidiary or affiliate of such Lender as provided in ss.33.1 or (h) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant agrees to be bound by the provisions of ss.19.6.

            33.3. Prior Notification. Unless specifically prohibited by applicable law or court order, each of the Lenders and the Administrative Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or pursuant to legal process.

            33.4. Other. In no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished to it or any
Section 20 Subsidiary by the Borrower or any of its Subsidiaries. The obligations of each Lender under this ss.33 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to the Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans or reimbursement obligations from any Lender.



        [THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

      IN WITNESS WHEREOF, the undersigned have caused this Credit Agreement to be duly executed as of the date first set forth above.

                                    STARTER CORPORATION



                                    By:_____________________________________
                                       Its


                                    STARTER GALT, INC.



                                    By:_____________________________________
                                       Its


                                    BANKBOSTON, N.A.,
                                    individually, and as Administrative Agent



                                    By:_____________________________________
                                       Its


                                    CITIBANK, N.A.,
                                    individually, and as Syndication Agent



                                    By:_____________________________________
                                       Its

                                  SCHEDULE 1
                             TO CREDIT AGREEMENT

                                   Column A               Column B         Column C
                                   --------               --------         --------

                                                      Commitment from
                                                      April 1 of each
                                  Commitment           calendar year
                              from January 16 of     through January 15
                              each calendar year        of the next
                              through March 31 of        succeeding        Commitment
Name of Lender                such calendar year       calendar year       Percentage
--------------                ------------------     ------------------    ----------
BankBoston, N.A.
100 Federal Street
Boston, MA  02110
                                  $65,000,000           $80,000,000          50%

Citibank, N.A.
399 Park Avenue
New York, New York 10043

                                  $65,000,000           $80,000,000          50%
                                ---------------       ---------------        ---
TOTAL:                          $130,000,000.00       $160,000,000.00        100%

                                  SCHEDULE 2
                             TO CREDIT AGREEMENT

      ss.1.1  Definitions.

      The following terms shall have the meanings set forth in this Schedule 2 or elsewhere in the provisions of this Credit Agreement referred to below:

      Accounts Receivable. All rights of the Borrowers to payment for goods sold, leased or otherwise marketed in the ordinary course of business and all rights of the Borrowers to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use or property taxes in conjunction with such transactions, recorded on books of account in accordance with generally accepted accounting principles.

      Adjustment Date. Initially, the date that the Administrative Agent and the Lenders receive the audited financial statements required under ss.8.4(a) hereof in respect of the Borrowers' fiscal year ending on December 31, 1998; and thereafter, on the first day of the fiscal calendar month immediately following the fiscal quarter in which the financial statements required under ss.8.4 hereof are delivered by the Borrowers pursuant to such Section.

      Administrative Agent's Head Office. The Administrative Agent's head office located at 100 Federal Street, Mail Stop 01-09-06, Boston, Massachusetts 02110, or at such other location as the Administrative Agent may designate from time to time.

      Administrative Agent. BankBoston, N.A. acting as administrative agent for the Lenders.

      Administrative Agent's Special Counsel. Bingham Dana LLP or such other counsel as may be approved by the Administrative Agent.

      Affiliate. Any Person that would be considered to be an affiliate of either Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if such Borrower were issuing securities.

      Agents.  Collectively,  the  Administrative  Agent  and the  Syndication
Agent.

      Applicable Margin. For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a "Rate Adjustment Period"), the Applicable Margin for LIBOR Rate Loans and Base Rate Loans and the facility fee rate (as applicable) shall be the applicable margin set forth below with respect to the ratio of Earnings Before Interest and Taxes to Consolidated Total Interest Expense (the "Interest Coverage Ratio"), as determined for the period of the four (4) fiscal quarters of the Borrowers ending immediately prior to the applicable Rate Adjustment Period, expressed as a per annum rate of interest as follows:

                                        LIBOR        Base Rate     Facility
               Interest Coverage     Applicable     Applicable        Fee
   Level             Ratio              Margin         Margin        Rate
   -----             -----              ------         ------        ----
               Greater
               Than Or   But Less
              Equal To      Than
   Level 1      2.0:1        -          1.500%         0.000%       0.375%
   Level 2      1.5:1      2.0:1        2.000%         0.500%       0.500%
   Level 3        -        1.5:1        3.000%         1.000%       0.500%

      Notwithstanding the foregoing, (a) for both the facility fee and for Loans outstanding during the period commencing on the Effective Date through the date immediately preceding the first Adjustment Date, the Applicable Margin shall be set at Level 3, (b) if (i) a Default or Event of Default occurs hereunder or
(ii) the Borrowers fail to deliver the financial statements referred to in ss.8.4 hereof, then, for the period commencing on what would have been the next Adjustment Date to occur subsequent to such failure (if such financial statements had been delivered) through the date immediately following the date on which such financial statements are delivered, the Applicable Margin shall be the highest Applicable Margin set forth above, (c) if the Administrative Agent delivers a notice to the Borrowers of the Lenders' determination that the Applicable Margin being applied is not the correct Applicable Margin based on the Lenders' determination of the relevant Interest Coverage Ratio, accompanied by the Lenders' reasonably detailed computations in support of this determination, the Applicable Margin shall be the Applicable Margin which corresponds with the Lenders' calculations of the Interest Coverage Ratio, and
(d) in the event that the Administrative Agent receives evidence that the Interest Coverage Ratio of the Borrowers would require the Applicable Margin to be at a higher level than that which has been applied, then the Applicable Margin during such Rate Adjustment Period shall be adjusted upward retroactively on the basis of this determination to the Applicable Margin which would otherwise have been applicable hereunder, and the Borrowers shall jointly and severally pay to the Administrative Agent for the account of the Lenders within three (3) Business Days after notice thereof all interest amounts accrued but unpaid with respect to such Loans using such adjusted Applicable Margin for any portion of such Rate Adjustment Period as to which a portion of such interest has been paid hereunder.

      Arranger.  BancBoston Securities, Inc.

      Asset Sale. Any sale, lease, abandonment or other disposition, or series of such dispositions (including, without limitation, by merger or consolidation and whether by operation of law or otherwise), made on or after the Effective Date by either Borrower or any of its Subsidiaries to any Person of (i) any capital stock of any of the Subsidiaries of either Borrower, (ii) all or substantially all of the assets of either Borrower or of any division of either Borrower or of any of its Subsidiaries, or (iii) any other asset or assets (other than inventory or equipment disposed of in the ordinary course of business consistent with past practices of either Borrower and its Subsidiaries) of either Borrower or any of its Subsidiaries, which when taken together with all sales or other dispositions of such assets not covered by the foregoing clauses (i) and (ii), results in proceeds or involves assets having a fair market value (as determined by the Lenders) in excess of $500,000 with respect to any individual sale or results in proceeds or involve assets having a fair market value in excess of $500,000 in the aggregate.

      Assignment and Acceptance.  See ss.19.1.

      Assignment of Leases. That certain Assignment of Lease dated May 13, 1997 among the Borrowers, David Beckerman and the Administrative Agent, as amended and in effect from time to time.

      Availability Reserves. Such reserves as the Administrative Agent from time to time determines in the Administrative Agent's sole discretion as being appropriate to reflect the impediments to the Administrative Agent's and the Lenders' ability to realize upon the Collateral. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on the following: (i) rent (based upon past due rent and/or Administrative Agent's receipt of lessor's waivers and agreements acceptable to Administrative Agent), (ii) customer credit, (iii) payables based upon payables which are past due normal trade items), (iv) seasonality, (v) shrinkage, (vi) change in inventory character, composition or mix, (vii) markdowns, and (viii) markdowns and markups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendars and planned advertising events.

      Balance Sheet Date.  December 31, 1997.

      BankBoston.  As defined in the preamble hereto.

      Base Rate. The higher of (a) the annual rate of interest announced from time to time by BankBoston at its head office in Boston, Massachusetts, as its "base rate" and (b) one-half of one percent (1/2%) above the Federal Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three funds brokers of recognized standing selected by the Administrative Agent.

      Base Rate Loans. Loans bearing interest calculated by reference to the Base Rate.

      Beckerman Cash Collateral Agreement. The Amended and Restated Cash Collateral Agreement dated of even date herewith made by David Beckerman in favor of the Lenders and the Administrative Agent, as amended and in effect from time to time.

      Beckerman Guaranty. The Amended and Restated Guaranty of even date herewith by David Beckerman in favor of the Lenders and the Administrative Agent, to be in form and substance satisfactory to the Lenders and the Administrative Agent, as amended and in effect from time to time.

      Beckerman Pledge Agreement. Any pledge or security agreement hereafter entered into by David Beckerman and the Administrative Agent in connection with the Beckerman Guaranty, to be in form and substance satisfactory to the Lenders and the Administrative Agent, as amended and in effect from time to time.

      Borrowers.  As defined in the preamble hereto.

      Borrower Stock Pledge Agreement. The Stock Pledge Agreement, dated as of May 13, 1997, between Starter and the Administrative Agent, as amended and in effect from time to time.

      Borrowing Base. At the relevant time of reference thereto, an amount determined by the Administrative Agent by reference to the most recent Borrowing Base Report delivered to the Lenders and the Administrative Agent pursuant to ss.8.4(f), which is equal to the sum of:

            (a) 80% of Eligible Accounts Receivable for which invoices have been issued and are payable; plus

            (b) the lesser of (x) $5,000,000 and (y) twenty-five percent (25%) of the orderly liquidation value of the trademarks owned by Starter and Starter Galt constituting Collateral, as evidenced by the most recent appraisal delivered to the Administrative Agent and the Lenders pursuant to ss.8.9(b) or otherwise; plus

            (c) during the period commencing on April 1 of each calendar year and ending on January 15 of the following calendar year, the lesser of (i) $90,000,000 and (ii) 60% of the aggregate of (x) the face amount of the issued and undrawn documentary Letters of Credit specifically supporting the production of the applicable inventory of Starter and Starter Galt and (y) the Net Book Value of all Eligible Inventory; plus

            (d) during the period commencing on January 16 of each calendar year and ending on March 31 of such calendar year, the lesser of (i) $50,000,000 and
(ii) 50% of the aggregate of (x) the face amount of the issued and undrawn documentary Letters of Credit specifically supporting the production of the applicable inventory of Starter and Starter Galt and (y) the Net Book Value of all Eligible Inventory.

      Borrowing Base Report. A Borrowing Base Report signed by the chief financial officer of the Borrowers and in substantially the form of Exhibit E hereto.

      Business Day. Any day on which banking institutions in Boston, Massachusetts are open for the transaction of banking business.

      Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with generally accepted accounting principles.

      Capital Expenditures. Amounts paid or Indebtedness incurred by either Borrower or any of its Subsidiaries in connection with the purchase or lease by such Borrower or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles.

      Capitalized Leases. Leases under which either Borrower or any of its Subsidiaries is the lessee or Borrower, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or Borrower in accordance with generally accepted accounting principles.

      Cash Collateral Control Agreement. The Amended and Restated Cash Collateral Control Agreement of even date herewith by and among David Beckerman, the Administrative Agent and Bank of New York, as amended and in effect from time to time.

      Cash Management System.  See ss.11.15 hereof.

      CERCLA.  See ss.7.20.

      Citibank.  As defined in the preamble hereto.

      Clean Down Amount.  See ss.2.1.

      Code.  The Internal Revenue Code of 1986.

      Collateral. All of the property, rights and interests of the Borrowers and their Subsidiaries that are or are intended to be subject to the security interests and liens created by the Security Documents.

      Commitment. With respect to each Lender, the amount set forth on Schedule 1 hereto as the amount of such Lender's commitment to make Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrowers, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

      Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender's percentage of the aggregate Total Commitments of all of the Lenders, as such percentage may be adjusted pursuant to the terms of this Credit Agreement.

      Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrowers and their Subsidiaries, consolidated in accordance with generally accepted accounting principles.

      Consolidated EBITDA. With respect to the Borrowers and their Subsidiaries and any particular fiscal period, the consolidated earnings (or loss) from operations of the Borrowers and their Subsidiaries for such period, after eliminating (to the extent otherwise included in consolidated earnings from operations) therefrom all extraordinary nonrecurring items of income (including gains on the sale of assets and earnings from the sale of discounted business lines), and after all expenses and other proper charges but before payment or provision (to the extent otherwise charged against consolidated earnings from operations) for (a) any income taxes or interest expenses for such period, (b) depreciation for such period, (c) amortization for such period, and (d) all other noncash charges for such period, all determined in accordance with generally accepted accounting principles.

      Consolidated Cash Interest Expense. With respect to the Borrowers and their Subsidiaries and any particular fiscal period, the amount of Consolidated Total Interest Expense which is paid or due to be paid in cash during such period.

      Consolidated Net Worth. The excess of Consolidated Total Assets over Consolidated Total Liabilities, less to the extent otherwise includable in the computation of Consolidated Net Worth, any subscriptions receivable.

      Consolidated Operating Cash Flow. With respect to the Borrowers and their Subsidiaries for any particular fiscal period, an amount equal to (a) Consolidated EBITDA for such period minus (b) the sum of (i) all income taxes paid (including interest and penalties) during such period (without duplication of any amounts paid or accrued in prior time periods), plus (ii) the amount of Capital Expenditures made during such period that are financed by a source other than the proceeds of the Loans borrowed hereunder.

      Consolidated Total Assets. All assets of the Borrowers and their Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

      Consolidated Total Interest Expense. For any period, the aggregate amount of interest required to be paid or accrued by the Borrowers and their Subsidiaries during such period on all Indebtedness of the Borrowers and their Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of Capitalized Leases in accordance with generally accepted accounting principles and including commitment fees, agency fees, facility fees, balance deficiency fees, letter of credit fees and similar fees or expenses in connection with the borrowing of money.

      Consolidated Total Liabilities. All liabilities of the Borrowers and their Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles and all Indebtedness of the Borrowers and their Subsidiaries, whether or not so classified.

      Conversion Request. A notice given by the Borrowers to the Administrative Agent of the Borrowers' election to convert or continue Loan in accordance with ss.2.8

      Credit Agreement. This Credit Agreement, including the Schedules and Exhibits hereto, as amended and in effect from time to time.

      Default.  See ss.13.1.

      Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of either Borrower, other than dividends payable solely in shares of common stock of such Borrower; the purchase, redemption, or other retirement of any shares of any class of capital stock of such Borrower, directly or indirectly through a Subsidiary of such Borrower or otherwise; the return of capital by such Borrower to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of such Borrower.

      Domestic Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

      Dollars or $. Dollars in lawful currency of the United States of America.

      Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with ss.2.7.

      Earnings Before Interest and Taxes. The consolidated earnings (or loss) from the operations of the Borrowers and their Subsidiaries for any period, after all expenses and other proper charges but before payment or provision for any income taxes or interest expense for such period, determined in accordance with generally accepted accounting principles.

      Effective Date. The date on which the Administrative Agent reasonably determines that all of the conditions precedent set forth in ss.ss.11 and 12 have been satisfied.

      Eligible Accounts Receivable. The aggregate of the unpaid portions of Accounts Receivable (net of any credits, rebates, offsets, holdbacks or other adjustments or commissions payable to third parties that are adjustments to such Accounts Receivable and net of any Availability Reserves as determined by the Administrative Agent in its sole discretion) (i) that the Borrowers reasonably and in good faith determine to be collectible; (ii) that are with account debtors that (A) are not Affiliates of either Borrower, (B) purchased the goods or services giving rise to the relevant Account Receivable in an arm's length transaction, (C) are not insolvent or involved, whether voluntary or involuntary, in any case or proceeding under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, dissolution, liquidation or similar law of any jurisdiction and (D) are, in the Administrative Agent's reasonable judgment, creditworthy; (iii) that are in payment of obligations that have been fully performed and are not subject to dispute or any other similar claims that would reduce the cash amount payable therefor; (iv) that are not subject to any pledge, restriction, security interest or other lien or encumbrance other than those created by the Loan Documents; (v) in which the Administrative Agent has a valid and perfected first priority security interest; (vi) that are not (A) sixty (60) days past due as reflected on the respective invoices therefor and
(B) outstanding for more than one hundred fifty (150) days past the earlier to occur of (A) the date of the respective invoices therefor and (B) the date of shipment thereof in the case of goods or the end of the calendar month following the provision thereof in the case of services; (vii) that are not due from an account debtor located in Indiana, Minnesota or New Jersey unless such Borrower (A) has received a certificate of authority to do business and is in good standing in such state or (B) has filed a notice of business activities report with the appropriate office or agency of such state for the current year;
(viii) that are not due from any single account debtor if more than thirty-five percent (35%) of the aggregate amount of all Accounts Receivable owing from such account debtor would otherwise not be Eligible Accounts Receivable, unless approved in writing by the Administrative Agent (except no such consent will be granted if more than fifty percent (50%) in the aggregate of all of such Accounts Receivable would otherwise not be Eligible Accounts Receivable); (ix) that are payable in Dollars; (x) that are not payable from an office outside of the United States or Puerto Rico, unless payment of such account is assured by a letter of credit from a financial institution acceptable to the Administrative Agent, arises from a shipment pursuant to a documentary letter of credit payable at sight, or is owing from a foreign subsidiary of a U.S. corporation which has provided a comfort letter to the Administrative Agent that is in form and substance satisfactory to the Administrative Agent and the Lenders; (xi) that are not governed by the Federal Assignment of Claims Act, unless the Borrowers have taken all steps requested by the Administrative Agent to properly perfect the Administrative Agent's security interest in such Account Receivables, (xii) that are not secured by a letter of credit unless the Administrative Agent has a prior, perfected security interest in such letter of credit.

      Eligible Assignee. Any of (a) a commercial bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $2,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $2,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; and (e) any other bank, insurance company, commercial finance company or other financial institution approved by the Administrative Agent (such approval not to be unreasonably withheld).

      Eligible Inventory. With respect to Starter, Starter Galt and Starter Outlet, finished goods and raw materials inventory owned by such Persons; provided that Eligible Inventory shall not include any inventory (i) held on consignment, not otherwise owned by Starter, Starter Galt or Starter Outlet or of a type no longer sold by such Persons, (ii) which has been returned by a customer or is damaged or subject to any legal encumbrance other than Permitted Liens; (iii) which is not in the possession of such Persons unless the Administrative Agent has received a waiver from the party in possession of such inventory in form and substance satisfactory to the Administrative Agent, (iv) which is held by the Borrowers or such Subsidiary on property leased by either Borrower or a Subsidiary, unless the Administrative Agent has received a waiver from the lessor of such leased property and, if any, sublessor thereof in form and substance satisfactory to the Administrative Agent or the requirement therefor has been waived in writing by the Administrative Agent, (v) as to which appropriate Uniform Commercial Code financing statements showing such Borrower or such Subsidiary have not been filed in the proper filing office or offices in order to perfect the Administrative Agent's first priority security interest therein, (vi) which has been shipped to a customer of either Borrower or such Subsidiary regardless of whether such shipment is on a consignment basis, (vii) which is not located within the United States of America, (viii) which the Administrative Agent reasonably deems to be obsolete or not marketable, (ix) consisting of "roll goods" having an aggregate fair market value in excess of $2,000,000, (x) produced in violation of the Fair Labor Standards Act, (xi) which is in the possession of any customer of Starter, Starter Galt or Starter Outlet, (xii) which is manufactured under government contract unless the Borrower's rights under such contract have been validly assigned to the Administrative Agent pursuant to the Federal Assignment of Claims Act, (xiii) is inventory of the Borrowers at Starter Outlet in excess of $8,000,000.

      Employee Benefit Plan. Any employee benefit plan within the meaning of ss.3(3) of ERISA maintained of contributed to by the Borrowers or any ERISA Affiliate, other than a Multiemployer Plan.

      Environmental Indemnity Agreement. That certain Indemnity Agreement Regarding Hazardous Substances dated as of May 13, 1997 among the Borrowers and their Subsidiaries and the Administrative Agent, as amended and in effect from time to time.

      Environmental Laws.  See ss.7.20(a).

      ERISA.  The Employee Retirement Income Security Act of 1974.

      ERISA Affiliate. Any Person which is treated as a single employer with either Borrower under ss.414 of the Code.

      ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of ss.4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

      Eurocurrency Reserve Rate. For any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

      Event of Default.  See ss.13.1.

      Existing Credit Agreement.  See Preamble hereto.

      Existing Indebtedness.  See Preamble hereto.

      Facility Fee Rate. With respect to the facility fee set forth in ss.2.2, the rate set forth in the definition of Applicable Margin applicable to such facility fee.

      Far East. Starter Far East Limited, a corporation organized under the laws of Hong Kong.

      Fee Letter. Shall mean that certain fee letter among BankBoston and the Borrowers dated or to be dated on or prior to the Effective Date.

      Generally accepted accounting principles. (a) When used in ss.10, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors, in effect for the fiscal year ended on the Balance Sheet Date, and
(ii) to the extent consistent with such principles, the accounting practice of the Borrowers reflected in their financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrowers adopting the same principles, provided that in each case referred to in this definition of "generally accepted accounting principles" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

      Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of ss.3(3) of ERISA maintained or contributed to by either Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

      Guaranty. The Guaranty dated as of May 13, 1997 made by Starter Outlet in favor of the Lenders and the Administrative Agent pursuant to which Starter Outlet guaranties to the Lenders and the Administrative Agent the payment and performance of the Obligations, as amended and in effect from time to time.

      Hazardous Substances.  See ss.7.20(b).

      Indebtedness. All obligations, contingent and otherwise, that in accordance with generally accepted accounting principles should be classified upon the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (i) all debt and similar monetary obligations, whether direct or indirect; (ii) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (iii) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit.

      Ineligible Securities. Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under ss.16 of the Banking Act of 1993 (12 U.S.C. ss.24, Seventh), as amended.

      Interest Payment Date. (a) As to any Base Rate Loan, the last day of the calendar month which includes the Drawdown Date thereof; and (b) as to any LIBOR Rate Loan in respect of which the Interest Period is (i) 3 months or less, the last day of such Interest Period and (ii) more than 3 months, the date that is 3 months from the first day of such Interest Period and, in addition, the last day of such Interest Period.

      Interest Period. With respect to each Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrowers in a Loan Request
(i) for any Base Rate Loan, the last day of the calendar month; (ii) for any LIBOR Rate Loan, 1, 2 or 3 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrowers in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

            (A) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

            (B) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

            (C) if the Borrowers shall fail to give notice as provided in ss.2.7, the Borrowers shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Base Rate Loan on the last day of the then current Interest Period with respect thereto;

            (D) any Interest Period relating to any LIBOR Rate Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and

            (E) any Interest Period relating to any LIBOR Rate Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

      Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranty (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

      Lenders. BankBoston, Citibank and the other lending institutions listed on
Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to ss.19.

      Lessor Agreements.  See ss.11.20.

      Letter of Credit.  See ss.4.1(a).

      Letter of Credit Application.  See ss.4.1(a).

      LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Administrative Agent in its sole discretion acting in good faith.

      LIBOR Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

      LIBOR Rate. For any Interest Period with respect to a LIBOR Rate Loan, the rate of interest equal to (a) the rate determined by the Administrative Agent at which Dollar deposits for such Interest Period are offered based on information presented on Telerate Page 3750 as of 11:00 a.m. London time on the second LIBOR Business Day prior to the first day of such Interest Period, divided by (b) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable.

      LIBOR Rate Loans. Loans bearing interest calculated by reference to the LIBOR Rate.

      Licensor Consents.  See ss.11.19.

      Life Insurance Assignment. The assignment of the Life Insurance Policy made by Starter to the Administrative Agent and in form and substance satisfactory to the Lenders and the Administrative Agent.

      Life Insurance Policy. The policy of life insurance issued to Starter by Federal Kemper Life Assurance Company covering the life of David Beckerman in the face amount of $5,000,000.

      Loan Documents. This Credit Agreement, the Notes, the Guaranty, the Beckerman Guaranty, the Letter of Credit Applications, the Letters of Credit, the Fee Letter, the Lockbox Agreement, the Beckerman Cash Collateral Agreement, the Cash Collateral Control Agreement, the Security Documents, the Environmental Indemnity Agreement, the Reaffirmation Agreement, the Licensor Consents, the Lessor Agreements, the Subordination Agreement and any other agreement, instrument or document executed and/or delivered in connection with any of the foregoing.

      Loan Request.  See ss.2.6.

      Lockbox Agreement. The Lockbox Agreement, dated or to be dated on or prior to the Effective Date, between Borrowers and the Administrative Agent, in form and substance satisfactory to the Lenders and the Administrative Agent.

      Loans. Revolving credit loans made or to be made by the Lenders to the Borrowers pursuant to ss.2.

      Majority Lenders. As of any date, the Lenders holding at least sixty-six and two-thirds of one percent (66 2/3%) of the outstanding principal amount of the Notes on such date; and if no such principal is outstanding, the Lenders whose aggregate Commitments constitutes at least sixty-six and two-thirds of one percent (66 2/3%) of the Total Commitment.

      Material Licensing Agreement. Any licensing agreement or agreements between one licensor or any of its affiliates and either Borrower or any of its Subsidiaries and which accounts for, in the aggregate, $15,000,000 or more of the Borrowers' consolidated revenues in any fiscal year of the Borrowers.

      Maturity Date.  March 31, 2001.

      Maximum Amount.  As defined in the Beckerman Guaranty.

      Maximum Available Amount. On any date of determination, the lesser of (i) the Total Commitment and (ii) the sum of (A) the Borrowing Base plus (B) the Permitted Overadvance Amount.

      Maximum Drawing Amount. The maximum aggregate amount from time to time that the beneficiaries may draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

      Multiemployer Plan. Any multiemployer plan within the meaning of ss.3(37) of ERISA maintained or contributed to by the Borrowers or any ERISA Affiliate.

      Net Book Value. Shall mean, at the relevant time of reference thereto, the net book value of Eligible Inventory determined on a first-in first-out basis and at lower of cost or market, less Availability Reserves as determined by the Lender in its sole discretion. The "cost" of any Eligible Inventory shall be the lesser of (a) the calculated cost of purchases, as determined from invoices received by the Borrowers or any of their Subsidiaries, or from such Borrowers' or such Subsidiary's purchase journal or stock ledger (based upon such Borrower's accounting practices, disclosed to the Administrative Agent and in effect on the date hereof or, if hereafter modified, modified in accordance with generally accepted accounting principles and disclosed to the Administrative Agent prior to such modification) and (b) the lowest ticketed or promoted price at which such Eligible Inventory is offered to the public, after all mark-downs (whether or not such price is then reflected in the accounting system of the Borrowers or such Subsidiary).

      Net Income. Shall mean, for any period and any Person, net income (or deficit) of such Person, after deduction of all expenses, taxes and other proper charges for such period, determined in accordance with generally accepted accounting principles.

      Note Record.  A Record with respect to a Note.

      Notes.  See ss.2.4.

      Obligations. All indebtedness, obligations and liabilities of the Obligors and their respective Subsidiaries to any of the Lenders and the Administrative Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or Reimbursement Obligations incurred or any of the Notes, the Letter of Credit Applications, the Letters of Credit or other instruments at any time evidencing any thereof, and any indebtedness, obligations and liabilities of the Obligors to the Agents under interest rate swap agreements or similar interest rate protection agreements . Notwithstanding anything to the contrary in the foregoing, the term "Obligations" shall in no event include any indebtedness, obligations or liabilities of the Obligors or their respective Subsidiaries to BankBoston, N.A. arising or incurred under that certain Letter of Credit Reimbursement and Security Agreement dated as of September 24, 1997 between BankBoston, N.A. and Starter Corporation (as amended and in effect from time to time, the "Letter of Credit Agreement"), which Letter of Credit Agreement was entered into in connection with the $6,400,000 (original principal amount) City of New Haven Facility Variable Rate Demand Revenue Bonds (Starter Sportswear Project - 1986 Series), or any other agreement, instrument or document executed and/or delivered solely in connection with the Letter of Credit Agreement.

      Obligors. Collectively, the Borrowers, Starter Outlet and David A. Beckerman.

      Original Banks. See Preamble hereto.

      PBGC. The Pension Benefit Guaranty Corporation created by ss.4002 of ERISA and any successor entity or entities having similar responsibilities.

      Permitted Liens. Liens, security interests and other encumbrances permitted by ss.9.2.

      Permitted Overadvance Amount. On any date of determination, an amount determined as follows:

            (a) (i) $22,000,000 during the period commencing on January 1 of each calendar year and ending on October 15 of such calendar year;

            (b) $7,500,000 during the period commencing on October 16, 1998 and ending on December 31, 1998;

            (c) $5,000,000 during the period commencing on October 16, 1999 and ending on December 31, 1999; and

            (b) $0 during the period commencing on October 16, 2000 and ending on December 31, 2000.

            Notwithstanding the foregoing clauses (a), (b) (c) or (d), the Permitted Overadvance Amount shall be reduced dollar for dollar by the amount of any reduction in the Maximum Amount pursuant to the terms of the Beckerman Guaranty.

      Person. Any individual, corporation, partnership, trust, unincorporated association, business, limited liability company or other legal entity, and any government or any governmental agency or political subdivision thereof.

      Reaffirmation Agreement. That certain Confirmation and Reaffirmation of Loan Documents of even date herewith among the Borrowers, Starter Outlet, David Beckerman and the Administrative Agent.

      Real Estate. All real property at any time owned or leased (as lessee or sublessee) by either Borrower or any of its Subsidiaries.

      Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Loan referred to in such Note.

      Reimbursement Obligation. The Borrowers' joint and several obligation to reimburse the Administrative Agent and the Lenders on account of any drawing under any Letter of Credit as provided in ss.4.3.

      Section 20 Subsidiary. A Subsidiary of the bank holding company controlling any Lender, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

      Security Agreements. The several Security Agreements dated as of May 13, 1997 between the Borrowers and their Subsidiaries and the Administrative Agent, as amended and in effect from time to time.

      Security Documents. The Security Agreements, the Assignment of Leases, the Borrower Stock Pledge Agreement, the Starter Europe Stock Pledge Agreement, the Trademark Assignments, the Beckerman Pledge Agreement, the Beckerman Cash Collateral Agreement, the Cash Collateral Control Agreement and the Life Insurance Assignment.

      Settlement. The making of, or receiving of, payments in immediately available funds, by the Lenders to or from the Administrative Agent in accordance with ss.2.10(b) hereof to the extent necessary to cause each Lender's actual share of the outstanding amount of the Base Rate Loans to be equal to each Lender's Commitment Percentage of the outstanding amount of such Loans, in any case when, prior to such event or action, the actual share is not so equal.

      Settlement Amount.  See ss.2.10(b) hereof.

      Settlement Date.  See ss.2.10.

      Starter. See Preamble.

      Starter Europe. Starter Europe, B.V., a corporation organized under the laws of the Netherlands and a wholly owned Subsidiary of Starter.

      Starter Europe Stock Pledge Agreement. The Stock Pledge Agreement dated as of May 13, 1997 between Starter Europe and the Administrative Agent, as amended and in effect from time to time.

      Starter Outlet. Starter Outlet Stores, Inc., a Delaware corporation and wholly owned Subsidiary of Starter.

      Subordination Agreement. A Subordination Agreement to be entered into among David Beckerman, the Borrowers and the Administrative Agent after the Effective Date, to be in form and substance satisfactory to the Administrative Agent and the Lenders in their sole discretion, as amended and in effect from time to time.

      Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

      Syndication Agent.  Citibank, N.A. in its capacity as Syndication Agent.

      Test Initiation Date. The first date as of which each of the following conditions has been satisfied: (a) the ratio of (i) Consolidated Operating Cash Flow of the Borrowers and their Subsidiaries for the four fiscal-quarter period ending on December 31 of any year from and after the Effective Date to (ii) Consolidated Total Interest Expense of the Borrowers and their Subsidiaries for such four fiscal-quarter period is greater than or equal to 1.00 to 1 (as determined by the Administrative Agent), and (b) the Maximum Amount has been reduced by at least $2,000,000 pursuant to ss.3(b)(i) of the Beckerman Guaranty.

      Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time.

      Total Exposure. At any time of determination, the sum of (x) the aggregate principal amount of Loans then outstanding, plus (y) the Maximum Drawing Amount at such time, plus (z) all Unpaid Reimbursement Obligations at such time.

      Trademark Assignments. The several Trademark Collateral Security and Pledge Agreements dated as of May 13, 1997 made by the Borrowers and their Subsidiaries in favor of the Administrative Agent, as amended and in effect from time to time.

      Type. As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

      Uniform Customs. With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Administrative Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

      Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the Borrowers do not reimburse the Administrative Agent and the Lenders on the date specified in, and in accordance with, ss.4.3.

      Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

      ss.1.2. Rules of Interpretation.

      (a) Unless otherwise expressly provided herein, (i) references to agreements (including this Credit Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

      (b) The singular includes the plural and the plural includes the singular.

      (c) A reference to any law includes any amendment or modification to such law.

      (d) A reference to any Person includes its permitted successors and permitted assigns.

      (e) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

      (f) The words "include", "includes" and "including" are not limiting.

      (g) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the State of Connecticut, have the meanings assigned to them therein.

      (h) Reference to a particular "ss." refers to that section of this Credit Agreement unless otherwise indicated.

      (i) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

      (j) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

      (l) This Credit Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall be performed in accordance with their terms.

      (l) Each reference in this Credit Agreement and the other Loan Documents to the exercise of discretion or the like by the Administrative Agent or the Lenders shall be to that Person's sole and absolute discretion based upon factors of which that Person then has actual knowledge, exercised in good faith.

      (m) This Credit Agreement and the other Loan Documents are the result of negotiation among and have been reviewed by counsel to the Administrative Agent, the Syndication Agent, the Borrowers and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders, the Syndication Agent or the Administrative Agent merely because of the Administrative Agent's, the Syndication Agent's or Lenders' involvement in their preparation.